                                                                  EXECUTION COPY

                                                                    Exhibit 10.1

                    Confidential Materials omitted and filed
                   separately with the Securities and exchange
                     Commission. Asterisks denote omissions.

                             COLLABORATION AGREEMENT

                                 BY AND BETWEEN

                          ALNYLAM PHARMACEUTICALS, INC.

                                       AND

                                 MEDTRONIC, INC.


                                Table of Contents

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ARTICLE 1  Definitions....................................................................     1
    Section 1.1      Affiliate............................................................     1
    Section 1.2      Alnylam FTE Cost.....................................................     1
    Section 1.3      Alnylam Intellectual Property........................................     2
    Section 1.4      Alnylam Know-How.....................................................     2
    Section 1.5      Alnylam Patent Rights................................................     2
    Section 1.6      Alnylam siRNA........................................................     2
    Section 1.7      Blocking Third Party Intellectual Property...........................     2
    Section 1.8      [**].................................................................     2
    Section 1.9      Collaboration Program................................................     2
    Section 1.10     Collaboration Term...................................................     2
    Section 1.11     Commercialization or Commercialize...................................     2
    Section 1.12     Commercially Reasonable Efforts......................................     3
    Section 1.13     Confidential Information.............................................     3
    Section 1.14     Control or Controlled................................................     3
    Section 1.15     Cover, Covering or Covered...........................................     4
    Section 1.16     CPI..................................................................     4
    Section 1.17     Develop or Development...............................................     4
    Section 1.18     Development Candidate................................................     4
    Section 1.19     Device...............................................................     4
    Section 1.20     Device-Related.......................................................     4
    Section 1.21     Discover or Discovery................................................     4
    Section 1.22     [**].................................................................     4
    Section 1.23     Exclusivity Field....................................................     4
    Section 1.24     Executive Officers...................................................     4
    Section 1.25     FDA..................................................................     5
    Section 1.26     Field................................................................     5
    Section 1.27     First Commercial Sale................................................     5
    Section 1.28     GAAP.................................................................     5
    Section 1.29     Gene Target..........................................................     5
    Section 1.30     Gross Margin.........................................................     5
    Section 1.31     IND..................................................................     5
    Section 1.32     Joint Intellectual Property..........................................     5
    Section 1.33     Joint Know-How.......................................................     5
    Section 1.34     Joint Patent Rights..................................................     5
    Section 1.35     JRDC Representative..................................................     5
    Section 1.36     Know-How.............................................................     5
    Section 1.37     Licensed Product.....................................................     6
    Section 1.38     Listed Alnylam Third Party Agreement.................................     6
    Section 1.39     Major Market.........................................................     6
    Section 1.40     Manufacturing Cost...................................................     6
    Section 1.41     Medtronic Device.....................................................     6
    Section 1.42     Medtronic Intellectual Property......................................     6

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                                  (Continued)

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    Section 1.43     Medtronic Know-How...................................................     6
    Section 1.44     Medtronic Patent Rights..............................................     6
    Section 1.45     NDA..................................................................     6
    Section 1.46     Net Sales............................................................     7
    Section 1.47     Neurodegenerative Disease............................................     7
    Section 1.48     Party................................................................     7
    Section 1.49     Patent Rights........................................................     7
    Section 1.50     PDP Decision Milestone...............................................     8
    Section 1.51     Person...............................................................     8
    Section 1.52     Phase I Study........................................................     8
    Section 1.53     Phase II(a) Study....................................................     8
    Section 1.54     Phase II(b) Study....................................................     8
    Section 1.55     Phase III Study......................................................     8
    Section 1.56     Pivotal Study........................................................     8
    Section 1.57     Product..............................................................     8
    Section 1.58     Product..............................................................     8
    Section 1.59     Product Development Program..........................................     8
    Section 1.60     Product Development Term.............................................     8
    Section 1.61     Regulatory Approval..................................................     9
    Section 1.62     Regulatory Authority.................................................     9
    Section 1.63     Royalty Term.........................................................     9
    Section 1.64     siRNA................................................................     9
    Section 1.65     siRNA-Attributable Portion...........................................     9
    Section 1.66     siRNA Cost of Goods..................................................     9
    Section 1.67     Target Indication....................................................     9
    Section 1.68     Technology Development Term..........................................     9
    Section 1.69     Territory............................................................    10
    Section 1.70     Third Party..........................................................    10
    Section 1.71     Valid Claim..........................................................    10
    Section 1.72     Workplan.............................................................    10
    Section 1.73     Additional Definitions...............................................    10

ARTICLE 2  Collaboration Program..........................................................    11
    Section 2.1      General..............................................................    11
    Section 2.2      JRDC.................................................................    11
    Section 2.3      Management of Collaboration Program..................................    12
    Section 2.4      Decisionmaking.......................................................    16
    Section 2.5      Term of Collaboration Program........................................    17
    Section 2.6      Exclusivity and Diligence Obligations................................    17
    Section 2.7      [**] Alnylam siRNAs Used In Collaboration Program Activities
                     for Which Alnylam has Primary Responsibility.........................    19
    Section 2.8      Supply of Alnylam siRNAs to Medtronic................................    19

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                               Table of Contents
                                  (Continued)

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ARTICLE 3  Grant of Rights................................................................    19
    Section 3.1      Alnylam Grants.......................................................    19
    Section 3.2      Medtronic Covenant Not to Sue........................................    22
    Section 3.3      Retained Rights......................................................    22

ARTICLE 4  Financial Provisions...........................................................    23
    Section 4.1      Equity Investments and Payments for Additional Product
                     Development Programs.................................................    23
    Section 4.2      Milestone Payments for Product Development Programs..................    24
    Section 4.3      Royalty Payments.....................................................    24
    Section 4.4      Duration of Royalty Payments.........................................    25
    Section 4.5      Royalties Payable Only Once..........................................    25
    Section 4.6      Reductions to Section 4.2 and Section 4.3 Payments After Product
                     Development Program Terminations.....................................    26
    Section 4.7      Credits Against Future Royalties.....................................    26
    Section 4.8      Royalty Reports and Accounting.......................................    26
    Section 4.9      Currency Exchange....................................................    27
    Section 4.10     Tax Withholding......................................................    27
    Section 4.11     Late Payments........................................................    27

ARTICLE 5  Intellectual Property Ownership, Protection and Related Matters................    28
    Section 5.1      Ownership of Inventions..............................................    28
    Section 5.2      Prosecution and Maintenance of Patent Rights.........................    29
    Section 5.3      Third Party Infringement.............................................    30
    Section 5.4      Claimed Infringement; Claimed Invalidity.............................    32
    Section 5.5      Patent Term Extensions...............................................    32
    Section 5.6      Patent Marking.......................................................    32
    Section 5.7      Maintain Licenses in Force...........................................    33

ARTICLE 6  Confidentiality................................................................    33
    Section 6.1      Confidential Information.............................................    33
    Section 6.2      Disclosures to Employees, Consultants and Advisors...................    34
    Section 6.3      Term ................................................................    34
    Section 6.4      Publicity............................................................    34
    Section 6.5      Publications.........................................................    34

ARTICLE 7  Representations and Warranties.................................................    35
    Section 7.1      Representations of Authority.........................................    35
    Section 7.2      Consents.............................................................    35
    Section 7.3      No Conflict..........................................................    35
    Section 7.4      Enforceability.......................................................    35
    Section 7.5      Employee Obligations.................................................    35
    Section 7.6      Intellectual Property................................................    36
    Section 7.7      No Warranties........................................................    36

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                               Table of Contents
                                  (Continued)

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ARTICLE 8  Term and Termination...........................................................    36
    Section 8.1      Term.................................................................    36
    Section 8.2      Termination For Material Breach......................................    36
    Section 8.3      Termination Upon Termination of the Supply Agreement.................    37
    Section 8.4      Termination For Convenience..........................................    37
    Section 8.5      Effect of Termination................................................    38
    Section 8.6      Survival.............................................................    40

ARTICLE 9  Miscellaneous Provisions.......................................................    40
    Section 9.1      Indemnification......................................................    40
    Section 9.2      Governing Law and Waiver of Jury Trial...............................    42
    Section 9.3      Assignment...........................................................    42
    Section 9.4      Amendments...........................................................    42
    Section 9.5      Notices..............................................................    42
    Section 9.6      Force Majeure........................................................    43
    Section 9.7      Independent Contractors..............................................    43
    Section 9.8      No Strict Construction...............................................    44
    Section 9.9      Headings.............................................................    44
    Section 9.10     No Implied Waivers; Rights Cumulative................................    44
    Section 9.11     Severability.........................................................    44
    Section 9.12     Execution in Counterparts; Facsimile Signatures......................    44
    Section 9.13     No Consequential or Punitive Damages.................................    44
    Section 9.14     Interpretation.......................................................    44

Schedule 1.5         Alnylam Patent Rights
Schedule 1.38        Listed Alnylam Third Party Agreements
Schedule 3.1(e) Burdens on Alnylam Intellectual Property Imposed by Existing Alnylam Contractual Obligations
Schedule 4.3(b) Medtronic Financial Obligations With Respect to Listed Alnylam Third Party Agreements

Exhibit A      PDP Decision Milestone Criteria
Exhibit B      Form of Initial Technology Development Program Workplan
Exhibit C      Material Terms of Investment Agreement
Exhibit D      Initial Press Release
Exhibit E      Permitted Disclosures

                             COLLABORATION AGREEMENT

      This Collaboration Agreement (the "Agreement") is entered into as of the 8th day of February, 2005 (the "Effective Date") by and between Alnylam Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 300 Third Street, Cambridge, Massachusetts 02142 ("Alnylam"), and Medtronic, Inc., a corporation organized and existing under the laws of the State of Minnesota and having its principal office at 710 Medtronic Parkway, Minneapolis, Minnesota 55432 ("Medtronic").

                                  INTRODUCTION

      1. Alnylam is engaged in the business of discovering and developing siRNA-based therapeutics.

      2. Medtronic is engaged in the business of developing and marketing medical devices.

      3. Alnylam and Medtronic are interested in collaborating in the discovery, development and commercialization of siRNA-based therapeutics for the treatment of certain diseases using implanted infusion devices for the direct delivery of siRNAs to the human nervous system.

      NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Alnylam and Medtronic agree as follows:

                                    Article I

                                   Definitions

When used in this Agreement, each of the following terms shall have the meanings set forth in this Article I:

      Section 1.1 "Affiliate". Affiliate of a specified Person shall mean any Person that controls, is controlled by, or is under common control with such Person. For purposes of this Section 1.1, "control" shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

      Section 1.2 "Alnylam FTE Cost". Alnylam FTE Cost shall mean the product obtained by multiplying (a) the number of full-time-equivalent person-years (each consisting of a total of [**]) of scientific, technical or managerial work by Alnylam personnel on or directly related to the Product Development Program by (b) an annual cost per full-time-equivalent person-year to be agreed by the Parties in connection with the Proceed-to-PDP Determination, increased or decreased annually by the percentage increase or decrease in the CPI as of December 31 of the then most recently ended calendar year over the level of the CPI on December 31 of the calendar year most recently ended prior to the Proceed-to-PDP Determination (i.e., the first such increase or decrease would occur on January 1 of the calendar year following the calendar year in which the Proceed-to-PDP Determination occurs).

      Section 1.3 "Alnylam Intellectual Property". Alnylam Intellectual Property shall mean Alnylam Know-How and Alnylam Patent Rights, collectively.

      Section 1.4 "Alnylam Know-How". Alnylam Know-How shall mean any Know-How, other than Joint Know-How, that (a) either (i) is in Alnylam's possession on the Effective Date or (ii) Alnylam develops or acquires during the Collaboration Term, (b) is useful to Discover, Develop and Commercialize Alnylam siRNAs and/or Licensed Products, and (c) is Controlled by Alnylam or used by Alnylam in the Collaboration Program.

      Section 1.5 "Alnylam Patent Rights". Alnylam Patent Rights shall mean Patent Rights Controlled by Alnylam Covering Alnylam Know-How, including those set forth on Schedule 1.5, but excluding Joint Patent Rights.

      Section 1.6 "Alnylam siRNA". Alnylam siRNA shall mean any siRNA (a) the Discovery, Development, manufacture, Commercialization or other use of which uses Alnylam Know-How or Joint Know-How or is Covered by Alnylam Patent Rights or Joint Patent Rights and (b) made available or approved by Alnylam for Development in the Collaboration Program.

      Section 1.7 "Blocking Third Party Intellectual Property". Blocking Third Party Intellectual Property shall mean, on a Licensed Product-by-Licensed Product and country-by-country basis, Valid Claims that (a) are not Controlled by Alnylam and not Controlled as of the Effective Date by Medtronic and (b) Cover an siRNA contained in or used in such Licensed Product in such country. For the avoidance of doubt, Valid Claims Controlled by Alnylam under a [**] shall not constitute Blocking Third Party Intellectual Property.

      Section 1.8 "[**] shall mean, with respect to an Alnylam siRNA included in a Product Development Program, achievement of [**] agreed by the Parties pursuant to Sections 2.3(c)(i), 2.3(c)(iii) and 2.3(c)(iv) as constituting reasonable evidence of [**].

      Section 1.9 "Collaboration Program". Collaboration Program shall mean the research and development program to be performed by the Parties pursuant to this Agreement to develop Licensed Products, consisting of the Technology Development Program and the Product Development Program(s).

      Section 1.10 "Collaboration Term". Collaboration Term shall mean the period commencing on the Effective Date and ending on the earliest of (a) the end of the Technology Development Term, [**] (b) the end of all Product Development Terms, (c) the date (if any) on which the Collaboration Term is terminated by mutual written agreement of the Parties, and (d) the date of termination of this Agreement in accordance with the provisions hereof.

      Section 1.11 "Commercialization" or "Commercialize". Commercialization or Commercialize shall mean any activities directed to marketing, promoting, distributing, importing, offering to sell, and/or selling a product, whether before or after Regulatory Approval for such product has been obtained.

      Section 1.12 "Commercially Reasonable Efforts". Commercially Reasonable Efforts shall mean the efforts, expertise and resources normally used by a Party to Discover, Develop and Commercialize a product or compound owned by it or to which it has rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, difficulty in developing the product or compound, competitiveness of the marketplace for the product, the proprietary position of the compound or product, the regulatory structure involved, the availability and level of reimbursement for such treatment by third party payors or health insurance plans, the potential total profitability of the applicable product(s) marketed or to be marketed and other relevant factors affecting the cost, risk and timing of Development and the total potential reward to be obtained if a product is Commercialized. The Parties agree that Commercially Reasonable Efforts shall not require a Party to expend efforts, expertise and resources that such Party would not normally expend to Discover, Develop and Commercialize a product or compound owned by it or to which it has rights, taking into account the foregoing factors.

      Section 1.13 "Confidential Information". Confidential Information shall mean all Know-How or other information that is of a confidential and proprietary nature to a Party. Confidential Information includes Know-How or other information (whether or not patentable) regarding a Party's technology, products, business information or objectives and reports and audits under
Section 4.8, and all biological materials of a Party. Notwithstanding the foregoing, Confidential Information shall not include Know-How or other information that:

            (a) was known or used by the receiving Party or its Affiliates prior to its date of disclosure to the receiving Party as demonstrated by contemporaneous written records; or

            (b) either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party or its Affiliates by sources other than the disclosing Party rightfully in possession of such Know-How or other information and not bound by confidentiality obligations to the disclosing Party; or

            (c) either before or after the date of the disclosure to the receiving Party or its Affiliates is or becomes published or otherwise is or becomes part of the public domain through no breach hereof on the part of the receiving Party or its Affiliates; or

            (d) is independently developed by or for the receiving Party or its Affiliates without reference to or reliance upon the Confidential Information of the disclosing Party as demonstrated by contemporaneous written records.

      Section 1.14 "Control" or "Controlled". Control or Controlled, with respect to any (a) Know-How or other information or materials or (b) intellectual property right, shall mean the possession (whether by license or ownership) by a Party of the ability to grant to the other Party access and/or a license as provided herein without violating the terms of any agreement with any Third Party existing as of the Effective Date or thereafter during the term of this Agreement.

      Section 1.15 "Cover", "Covering" or "Covered". Cover, Covering or Covered, with respect to a product or technology, shall mean that, but for a license granted to a Person under a Valid Claim included in the Patent Rights under which such license is granted, the Discovery, Development, manufacture, Commercialization and/or other use of such product or practice of such technology by such Person would infringe such Valid Claim.

      Section 1.16 "CPI". CPI shall mean the Consumer Price Index - Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index) in the United States.

      Section 1.17 "Develop" or "Development". Develop or Development shall mean preclinical and clinical siRNA and/or Device development activities, including test method development and stability testing, Device design, siRNA-Device compatibility testing, toxicology, animal efficacy studies, formulation, quality assurance/quality control development, statistical analysis, clinical studies, regulatory affairs, product approval and registration.

      Section 1.18 "Development Candidate". Development Candidate shall mean an Alnylam siRNA that is designated as a Development Candidate in connection with a [**] or thereafter designated as a Development Candidate by mutual agreement of the Parties.

      Section 1.19 "Device". Device shall mean any implanted infusion device for delivery of therapeutics to the human nervous system.

      Section 1.20 "Device-Related". Device-Related, with respect to Know-How or Patent Rights, shall mean relating specifically to the design or physical features of a Device, any [**] a Device (excluding [**]), any hardware component of a Device, any software that controls a Device and/or any associated medical devices or accessories, such as [**], and any use or implantation of any of the foregoing, but not relating specifically to an siRNA ([**]) to be delivered by such Device.

      Section 1.21 "Discover" or "Discovery". Discover or Discovery shall mean any activities conducted to discover and characterize siRNAs as potential therapeutics in the Field and to support the designation of the same as Development Candidates in connection with the Proceed-To-PDP Determination or thereafter in connection with an Additional Product Development Program.

      Section 1.22 "[**]". [**]shall mean an [**] produced [**].

      Section 1.23 "Exclusivity Field". Exclusivity Field, with respect to a [**], shall mean the treatment of Target Indications for which a Licensed Product is to be Commercialized, using Devices for the direct delivery of siRNAs to the human nervous system [**]. Notwithstanding the foregoing, (a) the Exclusivity Field shall not include [**] and (b) the term `direct delivery to the human nervous system' does not encompass [**].

      Section 1.24 "Executive Officers". Executive Officers shall mean Medtronic's Senior Vice President of Medicine and Technology (or the officer or employee of Medtronic then serving in a substantially equivalent capacity) and Alnylam's Chief Operating Officer (or the officer or employee of Alnylam then serving in a substantially equivalent capacity).

      Section 1.25 "FDA". FDA shall mean the United States Food and Drug Administration.

      Section 1.26 "Field". Field shall mean the treatment of Neurodegenerative Diseases using Devices for the direct delivery of siRNAs to the human nervous system[**], it being understood that "direct delivery to the human nervous system" does not encompass [**]. For the avoidance of doubt, the parties agree that treatment of a Neurodegenerative Disease does not include [**]. Notwithstanding the foregoing, the Field shall not include [**].

      Section 1.27 "First Commercial Sale". First Commercial Sale, with respect to a Licensed Product, shall mean the first commercial sale of such Licensed Product by Medtronic, its Affiliates, distributors and/or agents. Sales for test marketing or clinical trial purposes shall not constitute a First Commercial Sale.

      Section 1.28 "GAAP". GAAP shall mean then current United States generally accepted accounting principles, consistently applied.

      Section 1.29 "Gene Target". Gene Target shall mean [**].

      Section 1.30 "Gross Margin". Gross Margin, with respect to a Licensed Product, shall mean: (a) (i) the Net Sales of such Licensed Product for the applicable time period, times (ii) the [**] of such Licensed Product, less (b) the [**] of such Licensed Product.

      Section 1.31 "IND". IND means an application submitted to a Regulatory Authority to initiate human clinical trials, including (a) an Investigational New Drug application or any successor application or procedure filed with the FDA, (b) except where otherwise specifically provided in this Agreement, any foreign equivalent of a U.S. Investigational New Drug application, and (c) all supplements and amendments that may be filed with respect to the foregoing.

      Section 1.32 "Joint Intellectual Property". Joint Intellectual Property shall mean Joint Know-How and Joint Patent Rights, collectively.

      Section 1.33 "Joint Know-How". Joint Know-How shall mean any Know-How that is developed or acquired jointly by the Parties in the course of the Collaboration Program, excluding [**].

      Section 1.34 "Joint Patent Rights". Joint Patent Rights shall mean Patent Rights that Cover Joint Know-How.

      Section 1.35 "JRDC Representative". JRDC Representative shall mean a Party's representative designated by such Party to serve on the JRDC pursuant to
Section 2.2.

      Section 1.36 "Know-How". Know-How shall mean any tangible or intangible know-how, expertise, discoveries, inventions, information, data or materials, including ideas, concepts, formulas, methods, procedures, designs, technologies, compositions, plans, applications, technical data, samples, chemical compounds and biological materials and all derivatives, modifications and improvements thereof.

      Section 1.37 "Licensed Product". Licensed Product shall mean a Product within the Field that includes, as an active pharmaceutical ingredient, an Alnylam siRNA for delivery via a Medtronic Device.

      Section 1.38 "Listed Alnylam Third Party Agreement". Listed Alnylam Third Party Agreement shall mean any agreement listed on Schedule 1.38.

      Section 1.39 "Major Market". Major Market shall mean any of [**].

      Section 1.40 "Manufacturing Cost". Manufacturing Cost, with respect to the manufacture and/or supply of Alnylam siRNAs for incorporation into Licensed Products, shall mean (a) if either Party or an Affiliate of either Party manufactures such Alnylam siRNAs, such Party's and/or its Affiliates' aggregate manufacturing costs, which aggregate costs shall consist of (i) internal and out-of-pocket costs of raw materials, labor and other variable costs directly incurred in the manufacture of such Alnylam siRNAs and (ii) reasonable and appropriate allocations (excluding [**]) pursuant to GAAP of Alnylam siRNA manufacturing overhead costs, or (b) if [**] to a Third Party, such Party's aggregate internal and out-of-pocket costs of procuring such [**] from the Third Party, testing such [**] and putting such [**].

      Section 1.41 "Medtronic Device". Medtronic Device shall mean any Device sold by Medtronic.

      Section 1.42 "Medtronic Intellectual Property". Medtronic Intellectual Property shall mean Medtronic Know-How and Medtronic Patent Rights, collectively.

      Section 1.43 "Medtronic Know-How". Medtronic Know-How shall mean any Know-How, other than Joint Know-How and Know-How related to [**] siRNAs, that
(a) either (i) is in Medtronic's possession on the Effective Date or (ii) Medtronic develops or acquires during the Collaboration Term, (b) is useful to Discover, Develop and Commercialize Alnylam siRNAs and/or Licensed Products, and
(c) is Controlled by Medtronic or used by Medtronic in the Collaboration
Program.

      Section 1.44 "Medtronic Patent Rights". Medtronic Patent Rights shall mean Patent Rights Controlled by Medtronic Covering Medtronic Know-How, but excluding Joint Patent Rights.

      Section 1.45 "NDA". NDA shall mean an application submitted to a Regulatory Authority for marketing approval of a product, including (a) a New Drug Application, Product License Application or Biologics License Application filed with FDA or any successor applications or procedures, (b) a foreign equivalent of a U.S. New Drug Application, Product License Application or Biologics License Application or any successor applications or procedures, and
(c) all supplements and amendments that may be filed with respect to the foregoing.

      Section 1.46 "Net Sales". Net Sales, with respect to a particular Licensed Product in a particular period, shall mean the gross amount invoiced by Medtronic, its Affiliates and/or its sublicensees on sales or other dispositions (excluding sales or dispositions for use in clinical trials or other scientific testing, in either case for which Medtronic receives no revenue) of the Licensed Product to unrelated Third Parties during such period, less the following deductions:

            (a) Trade, cash and quantity discounts actually allowed and taken directly with respect to such sales or other dispositions;

            (b) Tariffs, duties, excises, sales taxes or other taxes imposed upon and paid directly with respect to the delivery, sale or use of the Licensed Product and included and separately stated in the applicable invoice (excluding national, state or local taxes based on income);

            (c) Amounts repaid or credited by reason of rejections, defects, recalls or returns or because of reasonable and customary chargebacks, refunds, rebates or retroactive price reductions;

            (d) Amounts previously included in Net Sales of Licensed Products that are written-off by Medtronic as uncollectible in accordance with Medtronic's standard practices for writing off uncollectible amounts consistently applied; provided that if any such written-off amounts are subsequently collected, such collected amounts shall be included in Net Sales in the period in which they are subsequently collected; and

            (e) Freight, insurance and other transportation charges incurred in shipping a Licensed Product to Third Parties, included and separately stated in the applicable invoice.

Such amounts shall, subject to the provisions of Sections 4.8 and 4.9, be determined from the books and records of Medtronic, its Affiliates and/or its sublicensees, maintained in accordance with GAAP, consistently applied.

      Section 1.47 "Neurodegenerative Disease". Neurodegenerative Disease shall mean a disease of the brain and/or spinal cord in humans that is characterized by the chronic and progressive death of neurons which leads to the loss of normal neural function. Such diseases include, but are not limited to, Parkinson's disease, Huntington's disease, Alzheimer's disease, and amyotrophic lateral sclerosis. For the avoidance of doubt, Neurodegenerative Disease shall not include [**].

      Section 1.48 "Party". Party shall mean Alnylam or Medtronic; "Parties" shall mean Alnylam and Medtronic. As used in this Agreement, references to "Third Parties" do not include a Party or its Affiliates.

      Section 1.49 "Patent Rights". Patent Rights shall mean United States and foreign patents, patent applications and/or provisional patent applications, utility models and utility model applications, design patents or registered industrial designs and design applications or applications for registration of industrial designs, and all substitutions, divisionals, continuations, continuation-in-part applications, continued prosecution applications, reissues, reexaminations and extensions thereof.

      Section 1.50 "PDP Decision Milestone". PDP Decision Milestone shall mean the satisfaction of the criteria set forth in Exhibit A with respect to [**] Alnylam siRNA.

      Section 1.51 "Person". Person shall mean any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

      Section 1.52 "Phase I Study". Phase I Study shall mean a study of an siRNA or Product in human volunteers or patients the purpose of which is preliminary determination of safety and tolerability of a dosing regime and for which there are no primary endpoints (as recognized by FDA or other Regulatory Authorities) in the protocol relating to efficacy.

      Section 1.53 "Phase II(a) Study". Phase II(a) Study shall mean a preliminary efficacy and safety study of an siRNA or Product in the target patient population designed to demonstrate Clinical Proof of Concept.

      Section 1.54 "Phase II(b) Study". Phase II(b) Study shall mean a study of an siRNA or Product to evaluate further any preliminary efficacy observed for, and the safety of, the siRNA or Product in the target patient population and/or to provide data that may be useful in the design of subsequent studies of the siRNA or Product such as Phase III Studies or Pivotal Studies.

      Section 1.55 "Phase III Study". Phase III Study shall mean a controlled study to confirm with statistical significance the efficacy and safety of an siRNA or Product performed to obtain marketing and/or manufacturing approval for the product in any country.

      Section 1.56 "Pivotal Study". Pivotal Study shall mean a human clinical study, including any Phase III Study, the results of which, if the study endpoints are met, would provide data necessary to support Regulatory Approval for a Licensed Product in a Major Market. A Pivotal Study shall be deemed to have commenced when the first patient has been dosed in such study or, in the case of a study determined to meet the criteria of a Pivotal Study as set forth above after the first patient has been dosed, when such study is determined to meet such criteria.

      Section 1.57 "Primary Sequence or Chemical Modification Know-How". Primary Sequence or Chemical Modifications Know-How shall mean information about the primary sequence of any siRNA or chemical modifications incorporated into any siRNA.

      Section 1.58 "Product". Product shall mean a human therapeutic product that includes siRNA(s) as active pharmaceutical ingredient(s) delivered or approved for delivery via a Device.

      Section 1.59 "Product Development Program". Product Development Program shall mean the Initial Product Development Program and any Additional Product Development Program(s).

      Section 1.60 "Product Development Term". Product Development Term, with respect to a Product Development Program, shall mean the period commencing on
(a) with respect to the Initial Product Development Program, the date on which a Proceed-to-PDP Determination is made, and (b) with respect to each Additional Product Development Program, the date on which the Parties mutually agree to commence such Product Development Program in accordance with

Section 2.3(c)(iii), and, subject to [**], ending on the earliest date on which at least one Licensed Product for the treatment of each Target Indication designated for such Product Development Program has been commercially launched.

      Section 1.61 "Regulatory Approval". Regulatory Approval shall mean the approval of the applicable Regulatory Authority necessary for the marketing and sale of a Licensed Product for a particular indication in a country, excluding separate pricing and/or reimbursement approvals that may be required.

      Section 1.62 "Regulatory Authority". Regulatory Authority shall mean a federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing or sale of a Product in a country or territory.

      Section 1.63 "Royalty Term". Royalty Term, with respect to each Licensed Product in each country of the Territory, shall mean the period of time ending on the latest date on which the manufacture, use or sale of such Licensed Product in such country is Covered by a Valid Claim of Alnylam Patent Rights.

      Section 1.64 "siRNA". siRNA means a composition designed to act primarily through an RNAi mechanism which consists of either (a) two separate oligomers of native or chemically modified RNA that are hybridized to one another along a substantial portion of their lengths, or (b) a single oligomer of native or chemically modified RNA that is hybridized to itself by self-complementary base-pairing along a substantial portion of its length to form a hairpin.

      Section 1.65 "siRNA-Attributable Portion". siRNA-Attributable Portion, with respect to any Licensed Product, shall mean the proportion of the end user price of[**]such Licensed Product attributable, as determined jointly by both Parties, to the Alnylam siRNA(s) incorporated in such Licensed Product (as compared to the Medtronic Device incorporated in such Licensed Product), which determination shall be made by the Parties prior to [**]. In making such determination, the Parties shall consider [**], as well as any other factors that the Parties may find relevant to such determination.

      Section 1.66 "siRNA Cost of Goods". siRNA Cost of Goods, with respect to a Licensed Product, shall mean (a) either (i) Manufacturing Cost amounts [**], or
(ii) if Medtronic [**], Manufacturing Cost amounts incurred by [**] incorporated into the Licensed Product, and (b) additional amounts attributable to the Licensed Product reimbursable by [**]).

      Section 1.67 "Target Indication". Target Indication, with respect to an Alnylam siRNA, shall mean each human disease or condition that is designated as a Target Indication with respect to such Alnylam siRNA in accordance with
Section 2.3(c)(i) or 2.3(c)(iii).

      Section 1.68 "Technology Development Term". Technology Development Term shall mean the period commencing on the Effective Date and, subject to early termination pursuant to Section 2.3(e) or 2.3(f), ending on the earlier of (a) the date on which either Party notifies the other Party that such Party [**] or
(b) the [**] anniversary of the Effective Date (or, if the Parties have, prior to the date of such

[**] anniversary, elected to extend the Technology Development Term, then the date of expiration of such extension).

      Section 1.69 "Territory". Territory shall mean, subject to Section 8.2(b), all countries of the world.

      Section 1.70 "Third Party". Third Party shall mean any Person other than Alnylam or Medtronic and their respective Affiliates.

      Section 1.71 "Valid Claim". Valid Claim shall mean a claim (a) of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) of any published patent application that has not been cancelled, withdrawn or abandoned, nor been pending for more than seven (7) years from the filing date of the earliest patent application from which such patent application claims priority.

      Section 1.72 "Workplan". Workplan shall mean a work plan describing the activities to be undertaken during each phase of the Collaboration Program, as adopted, updated or amended pursuant to Section 2.3, including during the Technology Development Program, the Initial Product Development Program (consisting of the [**] Development Program[**] Development Program) and each Additional Product Development Program.

      Section 1.73 Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below:

             Definition                                        Section
-----------------------------------------                  ----------------
"Additional Product Development Program"                        2.3(c)(iii)
"Agreement"                                                        Preamble
"Alnylam"                                                          Preamble
"Alnylam Discontinuation Notice"                                     2.3(e)
"Alnylam Indemnified Parties"                                        9.1(a)
"Breaching Party"                                          8.2(a) or 8.2(c)
"[**] Development Program"                                        2.3(c)(i)
"[**] Development Program Workplan"                               2.3(c)(i)
"[**] Development Program"                                       2.3(c)(ii)
"[**] Development Program Workplan"                              2.3(c)(ii)
"Device Inventions"                                                  5.1(b)
"Effective Date"                                                   Preamble
"Electing Party"                                                     5.2(c)
"Exclusive Negotiation Period"                                   2.6(e)(ii)
"First Equity Investment"                                         Exhibit C
                                                                  ---------
"Indemnified Party"                                                  9.1(c)
"Indemnifying Party"                                                 9.1(c)
"Initial Product Development Program"                             2.3(c)(i)
"Invalidity Claim"                                                   5.4(c)

"Investment Agreement"                                               4.1(a)
"Jointly Developed Inventions"                                       5.1(c)
"JRDC"                                                                  2.2
"KOL Panel"                                                      2.3(c)(iv)
"Losses"                                                             9.1(a)
"Mayo"                                                               2.6(a)
"Medtronic"                                                        Preamble
"Medtronic Discontinuation Notice"                                   2.3(f)
"Medtronic Indemnified Parties"                                      9.1(b)
"Non-Breaching Party"                                      8.2(a) or 8.2(c)
"Non-Electing Party"                                                 5.2(c)
"Pre-IND PDP Termination"                                            2.3(e)
"Pre-Phase I PDP Termination"                                        2.3(e)
"Pre-PoC PDP Termination"                                            2.3(e)
"Pre-Tox PDP Termination"                                            2.3(e)
"Proceed-to-PDP Determination"                                    2.3(c)(i)
"Program Data"                                                       5.1(e)
"Right of Access"                                                    5.1(e)
"RoFN Notice"                                                     2.6(e)(i)
"RoFN Offer"                                                    2.6(e)(iii)
"RoFN Opportunity"                                                   2.6(e)
"RoFN Response Notice"                                            2.6(e)(i)
"RoFN Response Period"                                            2.6(e)(i)
"SEC"                                                                   6.1
"Second Equity Investment"                                        Exhibit C
                                                                  ---------
"Severed Clause"                                                       9.11
"Sole Inventions"                                                    5.1(c)
"Supply Agreement"                                                      2.8
"Technology Development Program"                                     2.3(b)
"Technology Development Program Workplan"                            2.3(b)
"Third Equity Investment"                                         Exhibit C
                                                                  ---------
"Third Party Infringement Claim"                                     5.4(a)

                                   Article II

                              Collaboration Program

      Section 2.1 General. Pursuant to the terms of this Agreement, the Parties have agreed to collaborate on the Discovery, Development, manufacture and Commercialization of Licensed Products. The objective of the Collaboration Program is to Discover and Develop Licensed Products. Both Parties will be engaged in the conduct of the Collaboration Program, and shall be responsible for various Collaboration Program activities as set forth in this Agreement.

      Section 2.2 JRDC. The Parties shall establish a Joint Research and Development Committee (the "JRDC"), comprised of three (3) JRDC Representatives designated by Alnylam and three (3) JRDC Representatives designated by Medtronic, each of which JRDC Representatives shall be of the seniority and experience appropriate for service on the JRDC in light of the functions, responsibilities and authority of the JRDC. Each Party shall make its designation of its JRDC Representatives not later than thirty
(30) days after the Effective Date. The JRDC shall meet within thirty (30) days after the Effective Date and, thereafter, at least quarterly until the end of the Collaboration Term, to (a) review the efforts of the Parties in the conduct of the Collaboration Program, (b) review and, subject to Section 2.4, approve proposed updates and amendments to the Workplan, (c) consider and determine whether [**] and (d) otherwise oversee and direct the Collaboration Program activities undertaken hereunder. For the avoidance of doubt, neither the JRDC nor any of its members has the authority to make the [**] without written authorization by each Party's Executive Officer. The location of such meetings of the JRDC shall alternate between Minneapolis, MN and Cambridge, MA, unless otherwise agreed by the JRDC. The JRDC may also meet by means of a telephone or video conference call, and may take action by vote at a meeting or telephone or video conference call, or pursuant to a written vote. Each Party may change any one or more of its JRDC Representatives at any time upon written notice to the other Party. Each Party shall use Commercially Reasonable Efforts to cause its JRDC Representatives to attend the meetings of the JRDC. If a Party's JRDC Representative is unable to attend a meeting, such Party may designate an alternate to attend such meeting in place of the absent JRDC Representative. In addition, each Party may, at its discretion, invite non-voting employees, and, with the consent of the other Party, consultants or scientific advisors (provided they are engaged as such under obligations of confidentiality) to attend the meetings of the JRDC. The JRDC shall be dissolved and its activities and authority terminated at the end of the Collaboration Term.

      Section 2.3 Management of Collaboration Program.

            (a) Workplan. The Parties shall undertake the specific Collaboration Program activities in accordance with the relevant Workplan. Any JRDC Representative may, at any time or from time to time, submit any proposed additions, updates or amendments to the Workplan to the JRDC for its review. Any such additions, updates or amendments shall not become effective until approved in writing by the JRDC, and, in the case of the initial adoption of a new Workplan or a material addition, update or amendment to an existing Workplan or a significant change in the target date for completion of an activity in an existing Workplan, approved in writing by each Party's Executive Officer. The JRDC shall review and consider any such proposed Workplans, additions, updates or amendments on an expeditious basis, and all such Workplans, additions, updates and amendments approved as set forth above shall, subject to Section 2.4, constitute and be deemed part of this Agreement for all purposes and incorporated herein.

            (b) Technology Development Program. During the Technology Development Term, Alnylam will lead, and Medtronic will cooperate with Alnylam with respect to, a program (the "Technology Development Program") whose goal is to achieve the [**]; provided that Medtronic will lead, and Alnylam will cooperate with Medtronic with respect to, all Technology Development Program activities relating directly to the design, configuration, assembly, filling or re-filling of Devices. Alnylam shall be responsible for [**] the Technology Development Program for siRNA Discovery and Development and Medtronic shall be responsible for [**] the Technology Development Program for Device Development; provided that Medtronic shall be responsible for [**] the Technology Development Program [**] performed during such studies, where such [**] to be agreed by the Parties and specified in the applicable Workplan. The Technology Development Program will be conducted in accordance with a Workplan to be mutually agreed to by the Parties within forty-five (45) days after the Effective Date, in substantially the form attached as Exhibit B (the "Technology Development Program Workplan"), which shall initially address, in reasonable detail, the roles and responsibilities of each Party with respect to (i) the design and identification of Alnylam siRNAs [**], (ii) the assessment of such Alnylam siRNAs [**] as potential Development Candidates and (iii) the evaluation of Devices, or prototypes thereof[**] to determine their compatibility with, and suitability to deliver, Alnylam siRNAs. The JRDC shall monitor the progress of the Technology Development Program on a regular basis, and shall be responsible for determining if and when the [**] has been achieved with respect to [**] Alnylam siRNA.

            (c) Product Development Program.

                  (i) First Development Candidate. Following a determination by the JRDC that the [**] has been achieved, each Party shall determine whether it desires to continue the Collaboration Program by initiating the Initial Product Development Program (as defined below) with respect to a first Alnylam siRNA. If both Parties desire to so continue, the Parties shall discuss which Alnylam siRNA will initially be designated as the first Development Candidate for such Initial Product Development Program, or what further work may be required before designating an Alnylam siRNA as such Development Candidate, and what indication(s) to designate as Target Indication(s) for such Development Candidate, which Target Indication(s) shall be [**] corresponding to the Alnylam siRNA(s) to be included in the Initial Product Development Program. If the Parties reach a preliminary agreement upon such designations of a Development Candidate (or work required prior to making such designation) and Target Indication(s), the Parties shall negotiate a new Workplan (the [**]Development Program Workplan" and the portion of the Initial Product Development Program covered by such new Workplan the "[**] Development Program") in accordance with
Section 2.3(a), which shall (A) include plans and budgets for the designation, if still pending, and Development of such Development Candidate for the designated Target Indication(s), (B) specify the responsibilities of each Party in performing clinical study activities, such as filing INDs with Regulatory Authorities, the selection of centers, negotiation and execution of clinical agreements, training, monitoring, data collection, notice of adverse events and other regulatory requirements and (C) agree upon [**] for the Initial Product Development Program, and to the extent reasonably feasible at the time such Workplan is prepared, on [**]; provided that to the extent it is not reasonably feasible at the time such Workplan is prepared to specify [**] for the Initial Product Development Program, the [**] shall be subject to the approval of both Parties, or by [**] in the absence of such joint approval, prior to [**], which approval determinations shall be based solely on [**]t. The Parties acknowledge that in the course of the Initial Product Development Program, the Parties (but not the JRDC) may modify the [**] for the Initial Product Development Program, and [**], by amending the relevant Workplan as set forth in Section 2.3(a) to reflect such modification(s). The mutual agreement of the Parties to proceed with implementation of such [**] Development Program Workplan and the Parties' execution of the Investment Agreement shall constitute the Parties' determination (the "Proceed-to-PDP Determination") to commence and carry out a program (the "Initial Product Development Program") for the Development of such Development Candidate as a Licensed Product for the treatment of the Target Indication(s), a primary goal of which shall be to achieve Regulatory Approval of such Licensed Product for the treatment of such Target Indication(s).

                  (ii) Workplans. The [**] Development Program Workplan negotiated by the Parties prior to the Proceed-to-PDP Determination shall specify that [**]; provided that Medtronic will lead, and Alnylam will cooperate with Medtronic with respect to all Product Development Program activities (i) relating directly to the design, configuration, assembly, filling or re-filling of Devices, [**] Product Development Program [**]y. Alnylam shall be responsible for [**] to the designated Development Candidate in the course of the [**] Development Program activities assigned to it pursuant to the [**] Development Program Workplan (including the [**]; provided that, if a [**] is achieved is designed with the intention that [**] may be determined based on an [**], then Alnylam shall [**]and Medtronic shall be responsible for all subsequent costs of such clinical study[**] and Medtronic shall [**] [**] Development Program [**]. Following the achievement of [**], the Parties shall, subject to any early termination of the Initial Product Development Program, adopt additional Workplan(s) to cover further Development of the designated Development Candidate and of applicable Devices (each such additional Workplan, a "[**] Development Program Workplan" and the portions of the Initial Product Development Program covered by each such additional Workplan, collectively, the "[**] Development Program"). Medtronic shall be responsible for [**]Development Program. Each [**] Development Program Workplan shall specify as appropriate, in all requisite detail, [**] in connection with any activities to be performed by Alnylam pursuant to [**] Development Program Workplan. In connection with such activities, Medtronic shall [**] through the Supply Agreement as described in
Section 2.8, (y) [**] in accordance with the [**] Development Program Workplan, and (z) the [**] internal resources used by Alnylam in accordance with the [**] Development Program Workplan. Notwithstanding the foregoing, Medtronic shall [**] Alnylam's JRDC Representatives performing JRDC responsibilities or by Alnylam employees or agents for activities not assigned to Alnylam in the [**] Development Program Workplan [**] in accordance with Section 2.3(b)).

                  (iii) Additional Product Development Programs. At any time during the Collaboration Term, the Parties may mutually agree (w) to initiate additional program(s) (each, an "Additional Product Development Program") to Discover and Develop additional Alnylam siRNA(s), Development Candidate(s) and Licensed Product(s), (x) to adopt additional Workplan(s) for any such Additional Product Development Program(s), including [**] in connection with any activities performed by Alnylam with respect to such Additional Product Development Program(s), (y) on the Target Indication(s) for Alnylam siRNA(s) within each such Additional Product Development Program, [**] for each such Additional Product Development Program, and to the extent reasonably feasible at the time any such Workplan is prepared, on [**] (provided that to the extent it is not reasonably feasible at the time such Workplan is prepared to specify [**] for such Additional Product Development Program, the [**] shall be subject to the approval of both Parties, or [**] in the absence of such joint approval, prior to [**], which approval determinations shall be based solely on [**]), and (z) pursuant to Section 4.1(b), on [**] prior to achievement of [**] in such Additional Development Program(s) in [**] to such Additional Development Program(s). Additional Development relating to [**] a Product Development Program separate from an existing Product Development Program in which such siRNA is Developed for [**]; provided that all such additional Development shall be [**].

                  (iv) Determination of [**]. If the Parties are unable to agree on (A) the [**] any Product Development Program, (B) [**] or (C) [**] in any Product Development Program, then, in either case, the Parties shall submit such dispute to [**]. One member of any

[**] shall be nominated by Alnylam, one member shall be nominated by Medtronic and the third shall be selected by the two members nominated by the Parties. If the Parties pursue more than one Product Development Program, the Parties may elect to [**] for different Product Development Programs in order to [**] of the respective Product Development Programs. The determination of [**] as to such dispute shall be binding on both Parties. Each Party shall be responsible for [**] nominated by it and the Parties shall share equally in [**]l. The Parties may also elect by mutual agreement to use [**] for guidance on other issues that may arise in the course of the Collaboration Program.

            (d) Collaboration Program Responsibilities. Each Party agrees to use its Commercially Reasonable Efforts in good faith to (i) undertake the responsibilities assigned to such Party in the Workplan, (ii) perform its obligations hereunder in a scientifically sound and workmanlike manner; (iii) as appropriate, make available to the other Party those resources set forth in the Workplan; and (iv) carry out all work done in the course of the Collaboration Program in material compliance with all applicable federal, state or local laws, regulations and guidelines governing the conduct of such work. Either Party may perform its Collaboration Program responsibilities hereunder through its Affiliates or through the use of Third Party contractors such as contract research organizations, contract employees, consultants and the like who merely conduct activities on behalf of such Party, are subject to such Party's supervision and control and will not have any rights (other than non-exclusive research rights) in any intellectual property created in connection such activities; provided that such Party shall remain primarily liable for its obligations under this Agreement.

            (e) Discontinuation of Certain Technology Development Program and Product Development Program Activities by Alnylam. Notwithstanding anything to the contrary in this Agreement, Alnylam may, in its sole discretion, by written notice to Medtronic (an "Alnylam Discontinuation Notice"), discontinue (i) its Technology Development Program activities with respect to any Alnylam siRNA or indication or (ii) its Product Development Program activities, if in Alnylam's business judgment the continuation of such activities is not reasonably likely to result in the completion of Alnylam's Technology Development Program or Product Development Program activities at an acceptable cost (in view of Alnylam's expected return from any resulting Licensed Products), and no such discontinuation shall constitute a breach of Alnylam's obligations hereunder. Any such discontinuation shall constitute a termination of the Technology Development Program or Product Development Program, as applicable; provided that [**]. Such a termination of a Product Development Program by Alnylam shall constitute (A) a [**] with respect to an Alnylam siRNA included in such Product Development Program, (B) a [**] with respect to an Alnylam siRNA included in such Product Development Program, (C) a [**] with respect to an Alnylam siRNA included in such Product Development Program, or (D) a [**] with respect to an Alnylam siRNA included in such Product Development Program. Subject to any other provision of this Agreement under which [**], termination of a Product Development Program pursuant to this Section 2.3(e) shall not result in [**] with respect to any Alnylam siRNA(s) included in such Product Development Program or in [**] provided that [**].

            (f) Discontinuation of Certain Technology Development Program and Product Development Program Activities by Medtronic. Notwithstanding anything to the contrary in this Agreement, Medtronic may, in its sole discretion, by written notice to Alnylam at any time (a "Medtronic Discontinuation Notice"), discontinue (i) its Technology Development Program activities with respect to any Alnylam siRNA or indication, or (ii) its Product Development Program activities for an Alnylam siRNA included in such Product Development Program, if in Medtronic's business judgment the continuation of such activities is not reasonably likely to result in the completion of the Technology Development Program or Product Development Program activities at an acceptable cost (in view of Medtronic's expected return from any resulting Licensed Products), and no such discontinuation shall constitute a breach of Medtronic's obligations hereunder. Any such discontinuation shall constitute a termination of the Technology Development Program or Product Development Program and Medtronic's licenses hereunder with respect to all Alnylam siRNAs included in such Technology Development Program or Product Development Program, as applicable.

            (g) Failure to Advance Alnylam siRNAs After [**]. Notwithstanding any other provision of this Agreement, if an Alnylam siRNA included in a Product Development Program (i) has achieved [**]but[**]with respect to such Alnylam siRNA or any other Alnylam siRNA included in the same Product Development Program prior to [**] on which such Alnylam siRNA [**], or (ii) has achieved [**] but [**] with respect to such Alnylam siRNA or any other Alnylam siRNA included in the same Product Development Program prior to [**] on which such Alnylam siRNA achieved [**] (provided however, that if prior to such [**] anniversary [**] has been completed but Medtronic becomes aware or determines, as a result of [**], that an [**], such [**] deadline shall automatically be extended to the [**]), then, in either such event, Alnylam may, at its option, notify Medtronic that it intends to terminate such Product Development Program and Medtronic's licenses hereunder with respect to all Alnylam siRNAs included in such Product Development Program, which termination (together with any related consequences of such termination set forth in Article VIII) shall be Alnylam's sole and exclusive remedy and Medtronic's sole and exclusive liability for such failure to advance. Such terminations will take effect on [**] unless
(A) if the basis for such notice is [**] with respect to an Alnylam siRNA included in such Product Development Program is commenced prior to the [**], (B) if the basis for such notice is [**] with respect to an Alnylam siRNA included in such Product Development Program has been [**] prior to the [**] or (C) if the basis for such notice is [**], prior to the [**] Medtronic provides to Alnylam a [**], as applicable, which [**] is reasonably acceptable to Alnylam, and thereafter Medtronic [**] in accordance with such [**].

      Section 2.4 Decisionmaking. All decisions of the JRDC shall be made by unanimous vote of the JRDC Representatives, with each Party's JRDC Representatives collectively having one vote, and the goal of all decision making shall be to achieve consensus. Upon fifteen (15) days prior written notice, either Party may convene a special meeting of the JRDC for the purpose of resolving any failure to reach agreement on a matter within the scope of the authority and responsibility of the JRDC. If the JRDC is unable to reach agreement on any matter so referred to it for resolution by one or more of the Parties within thirty (30) days after the matter is so referred to it, such matter shall be referred to the Executive Officers for resolution. If the matter is not resolved by the Executive Officers within thirty (30) days after referral to the Executive Officers, then:

            (a) if such matter relates primarily to Collaboration Program activities with respect to any Alnylam siRNA or Development Candidate that has not yet achieved [**], Alnylam shall have the right to decide the matter;

            (b) if such matter relates primarily to Collaboration Program activities with respect to any Alnylam siRNA or Development Candidate that has achieved [**], Medtronic shall have the right to decide the matter;

            (c) notwithstanding Section 2.4(a) above, if such matter relates to the Development of Devices for use in Licensed Products, Medtronic shall have the right to decide the matter; and

            (d) otherwise such matter shall require the consent of both Parties for resolution;

provided that nothing in this Section 2.4 shall give either Party a unilateral right to resolve any dispute involving the breach or alleged breach of this Agreement or to amend or modify this Agreement or any Workplan or the Parties' respective rights and obligations hereunder or thereunder.

      Section 2.5 Term of Collaboration Program. The Collaboration Program shall terminate at the end of the Collaboration Term.

      Section 2.6 Exclusivity and Diligence Obligations.

            (a) During the Technology Development Term, neither Party shall, directly or indirectly, by itself or jointly with or through any of its Affiliates or any Third Parties (but excluding minority investments in Third Parties where such Party's engagement is limited to holding such minority investments) engage in [**], other than pursuant to this Agreement. Notwithstanding the foregoing, Alnylam shall [**].

            (b) During the Product Development Term for any Product Development Program, neither Party shall, directly or indirectly, by itself or jointly with or through any of its Affiliates or any Third Parties (but excluding minority investments in Third Parties where such Party's engagement is limited to holding such minority investments), engage in the [**] for such Product Development Program, other than pursuant to this Agreement. In addition, commencing with [**] and continuing for [**], neither Party shall, directly or indirectly, by itself or jointly with or through any of its Affiliates or any Third Parties (but excluding minority investments in Third Parties where such Party's engagement is limited to holding such minority investments, engage in [**] in such Licensed Product, other than pursuant to this Agreement.

            (c) With respect to each Product Development Program, Medtronic shall use its Commercially Reasonable Efforts to obtain Regulatory Approvals for and Commercialize at least one Licensed Product in each Major Market for each Target Indication. Alnylam acknowledges that a failure by Medtronic to obtain a Regulatory Approval for or to Commercialize a Licensed Product in a Major Market for a Target Indication may be consistent with the exercise of Commercially Reasonable Efforts under appropriate circumstances. Alnylam's sole and exclusive remedy and Medtronic's sole and exclusive liability for any failure to use its Commercially Reasonable Efforts to obtain Regulatory Approvals for and/or to Commercialize at least one Licensed Product in one or more particular Major Markets shall be the termination of Medtronic's license rights for such Major Market pursuant to Section 8.2(b) or, if such failure relates to all Major Markets and to all Target Indications, the termination of this Agreement pursuant to Section 8.2(c).

            (d) During the Technology Development Term, Alnylam shall use its Commercially Reasonable Efforts to identify and make available siRNAs for Development as specified in the Workplan.

            (e) During the period commencing on the Proceed-to-PDP Determination and ending on the earlier of [**], in the event that (A) Alnylam desires to [**] and (B) Alnylam desires to [**] (other than [**]) for (x) the collaborative [**]of such Product and/or (y) a [**] of such Product (such [**], and such [**], each, a "RoFN Opportunity"):

                  (i) Alnylam shall give to Medtronic notice of [**] to do so (the "RoFN Notice") prior to [**]; provided, however, that this Section 2.6(e) shall not prevent Alnylam from [**]. Not later than [**] days after the date of the RoFN Notice (the "RoFN Response Period"), Medtronic shall, by written notice to Alnylam (the "RoFN Response Notice"), advise Alnylam [**] with respect to such RoFN Opportunity.

                  (ii) If either (A) Medtronic fails to timely give a RoFN Response Notice with respect to a RoFN Notice, or (B) the RoFN Response Notice does not state that Medtronic has a bona fide interest in discussing a collaboration with or license from (as applicable) Alnylam with respect to the RoFN Opportunity described in the RoFN Notice, then all of Medtronic's rights under this Section 2.6(e) with respect to such RoFN Opportunity shall terminate as of the date of the RoFN Response Notice or the expiration of the RoFN Response Period (whichever is earlier), and Alnylam shall thereafter be free to pursue such RoFN Opportunity with no participation by Medtronic for [**] after which if Alnylam has not reached an agreement with respect to such RoFN Opportunity [**]. If the RoFN Response Notice timely given by Medtronic to Alnylam states that Medtronic has a bona fide interest in discussing a collaboration with or license from (as applicable) Alnylam with respect to the RoFN Opportunity described in the RoFN Notice, the Parties shall undertake, on an exclusive basis and for [**] (unless a shorter period is mutually agreed by the Parties) (the "Exclusive Negotiation Period"), good faith discussions and negotiations of definitive agreements setting forth all applicable terms and conditions of the collaboration or license between them with respect to the RoFN Opportunity.

                  (iii) Prior to the end of the Exclusive Negotiation Period, Medtronic shall furnish to Alnylam a written offer (the "RoFN Offer") which shall (A) clearly specify that such written offer, and no other, constitutes the RoFN Offer hereunder with respect to the relevant RoFN Opportunity, and (B) set forth all material terms and conditions on which Medtronic is prepared to [**] with respect to such RoFN Opportunity. If Medtronic fails to timely furnish to Alnylam a RoFN Offer with respect to a RoFN Opportunity, Medtronic's rights and Alnylam's obligations under this Section 2.6(e) shall terminate with respect to such RoFN Opportunity for [**] after which if Alnylam has not reached an agreement with respect to such RoFN Opportunity the provisions of this Section 2.6(e) shall once again apply to such RoFN Opportunity.

                  (iv) If, as of the end of the Exclusive Negotiation Period, the Parties have not entered into a legally binding definitive agreement with respect to the RoFN Opportunity described in the RoFN Notice, Alnylam shall have the right to undertake detailed discussions and negotiations with respect to such RoFN Opportunity with one or more Third Parties and to enter into definitive agreements for the same on terms more favorable to Alnylam, taken as a whole, than the terms set forth in the RoFN Offer; provided, however, that if no such definitive agreement is entered into prior to [**], then the provisions of this Section 2.6(e) shall once again apply to such RoFN Opportunity. Alnylam shall not be obligated to reveal to Medtronic the identity of any Third Party involved in any such transaction.

      Section 2.7 [**] Alnylam siRNAs Used In Collaboration Program Activities for Which Alnylam has Primary Responsibility. Alnylam shall be responsible for [**] the Technology Development Program and the [**] Program and in the portions of Additional Product Development Programs for which Alnylam is assigned primary responsibility in an applicable Workplan for the purpose of establishing [**] in such Additional Product Development Programs.

      Section 2.8 Supply of Alnylam siRNAs to Medtronic. Prior to the commencement by Medtronic of [**] Development Program, the Parties shall enter into a separate manufacturing and supply agreement (the "Supply Agreement") containing customary terms and conditions under which Alnylam shall, prior to and during the applicable Royalty Term(s), supply Alnylam siRNA(s) contained in or used in the Licensed Product(s) to be [**] Development Program Workplan and thereafter Commercialized pursuant to this Agreement, at Alnylam's Manufacturing Cost (as reflected in a standard cost as described below), in stable bulk material form and meeting mutually agreed manufacturing specifications to be set forth in the Supply Agreement, to Medtronic or its designee. [**]. The Supply Agreement shall contain customary provisions for periodically determining, and adjusting the supply price thereunder to a standard cost approximating, Alnylam's Manufacturing Cost.

      Section 2.9 SAB Observer Right. During the Collaboration Term, Alnylam shall permit a Medtronic representative reasonably acceptable to Alnylam to attend all meetings of Alnylam's Scientific Advisory Board as an observer. Alnylam consents to [**] as Medtronic's initial representative for such purpose.

                                  Article III

                                 Grant of Rights

      Section 3.1 Alnylam Grants.

            (a) Technology Development Program License.

                  (i) Subject to the terms and conditions of this Agreement and Alnylam's right to perform its obligations hereunder, Alnylam hereby grants to Medtronic and its Affiliates an exclusive, non-royalty-bearing right and license in the Territory during the Technology Development Term, without the right to grant sublicenses (except in accordance with Section 3.1(d) to Third Party contractors such as contract research organizations, contract employees, consultants and the like who merely conduct activities on behalf of Medtronic, are subject to Medtronic's supervision and control and will not have any rights (other than non-exclusive research rights) in any intellectual property created in connection such activities), under Alnylam's rights in Alnylam Intellectual Property, to perform Medtronic's obligations hereunder and to use Alnylam siRNAs in the course of the Technology Development Program to Discover and Develop Licensed Products in the Field.

                  (ii) Subject to the terms and conditions of this Agreement and Alnylam's right to perform its obligations hereunder, Alnylam hereby grants to Medtronic and its Affiliates an exclusive, non-royalty-bearing right and license in the Territory during the Technology Development Term, with the right to grant sublicenses, under Alnylam's rights in Joint Intellectual Property, to perform Medtronic's obligations hereunder and to use Alnylam siRNAs in the course of the Technology Development Program to Discover and Develop Licensed Products in the Field.

                  (iii) For the avoidance of doubt, the foregoing licenses in this Section 3.1(a) to Discover any Licensed Product are subject to Alnylam's first having made available or approved the siRNA contained in such Licensed Product.

            (b) Product Development Program License.

                  (i) Subject to the terms and conditions of this Agreement and Alnylam's right to perform its obligations hereunder, Alnylam hereby grants to Medtronic and its Affiliates an exclusive, non-royalty-bearing right and license in the Territory during the Product Development Term, without the right to grant sublicenses (except in accordance with Section 3.1(d) to (x) Third Party contractors such as contract research organizations, contract employees, consultants and the like who merely conduct activities on behalf of Medtronic, are subject to Medtronic's supervision and control and will not have any rights (other than non-exclusive research rights) in any intellectual property created in connection such activities and (y) Third Party contract manufacturers pursuant to the rights granted under clause (B) below), under Alnylam's rights in Alnylam Intellectual Property, to perform Medtronic's obligations hereunder and to use Alnylam siRNAs in the course of the Product Development Program(s) to
(A) Discover and Develop Licensed Products in the Field and (B) subject to
Section 3.1(g), to make or have made Licensed Products in the Field.

                  (ii) Subject to the terms and conditions of this Agreement and Alnylam's right to perform its obligations hereunder, Alnylam hereby grants to Medtronic and its Affiliates an exclusive, non-royalty-bearing right and license in the Territory during the Product Development Term, with the right to grant sublicenses, under Alnylam's rights in Joint Intellectual Property, to perform Medtronic's obligations hereunder and to use Alnylam siRNAs in the course of the Product Development Program(s) to (A) Discover and Develop Licensed Products in the Field and (B) subject to Section 3.1(g), to make or have made Licensed Products in the Field.

                  (iii) For the avoidance of doubt, the foregoing licenses in this Section 3.1(b) to Discover any Licensed Product are subject to Alnylam's first having made available or approved the siRNA contained in such Licensed Product.

            (c) Commercialization License.

                  (i) Subject to the terms and conditions of this Agreement and Alnylam's right to perform its obligations hereunder, Alnylam hereby grants to Medtronic and its Affiliates an exclusive (subject to Section 4.4), royalty-bearing right and license in the Territory, with the right (subject to Section 3.1(d)) to grant sublicenses, under Alnylam's rights in Alnylam Intellectual Property, to (A) Commercialize Licensed Products Developed in the course of a Product Development Program and (B) subject to Section 3.1(g), make or have made Licensed Products Developed in the course of a Product Development Program.

                  (ii) Subject to the terms and conditions of this Agreement and Alnylam's right to perform its obligations hereunder, Alnylam hereby grants to Medtronic and its Affiliates an exclusive (subject to Section 4.4), non-royalty-bearing right and license in the Territory, with the right to grant sublicenses, under Alnylam's rights in Joint Intellectual Property, to (A) Commercialize Licensed Products Developed in the course of a Product Development Program and (B) subject to Section 3.1(g), make or have made Licensed Products Developed in the course of a Product Development Program.

            (d) Medtronic Sublicense Rights. Subject to Section 3.1(e), if Medtronic determines in good faith that, solely for the purpose of facilitating the Technology Development Program, a Product Development Program or the Commercialization of a Licensed Product, it would be advantageous to grant to a Third Party, for such purpose, a sublicense of the rights licensed to Medtronic under Section 3.1(b)(i) or Section 3.1(c)(i), then Medtronic may grant such sublicense; provided that:

                  (i) Medtronic's sublicensees shall have no right to grant further sublicenses without Alnylam's written consent, which consent shall not be unreasonably withheld;

                  (ii) Medtronic shall be primarily liable for any failure by its sublicensees to comply with, and Medtronic guarantees to Alnylam the compliance by each of its sublicensees with, all relevant restrictions, limitations and obligations in this Agreement; and

                  (iii) such sublicense is granted pursuant to a written sublicense agreement and Medtronic provides Alnylam with a copy of such sublicense agreement within thirty (30) days after the execution of such sublicense agreement.

            (e) Existing Third Party Contractual Obligations. With respect to Alnylam Intellectual Property that is subject to contractual obligations between Alnylam and Third Parties, Medtronic's rights and licenses under Section 3.1 of this Agreement are subject to the restrictions and other terms described in
Schedule 3.1(e). During the Collaboration Program and the Royalty Term (and, with respect to any continuing obligations under such Third Party contracts, such as record-keeping and audit obligations, thereafter for so long as such obligations continue), Medtronic hereby agrees to comply, and to cause its Affiliates and sublicensees to comply, with such restrictions and other terms.

            (f) License Exclusions. Notwithstanding anything to the contrary herein, the licenses to Alnylam Patent Rights hereunder initially shall not include a license to [**] under any agreement between Alnylam and [**] in effect as of the Effective Date; provided that if any such licensed Patent Rights [**], Medtronic shall [**] by notifying Alnylam of such election (in which case [**]) and agreeing to [**] under such sublicense during the Royalty Term attributable to such Licensed Product. Upon [**] by Medtronic [**] by Alnylam, such [**] shall be included in [**] such Licensed Product. In addition, if after the Effective Date Alnylam exercises any option under its sponsored research agreement with [**] to obtain a license to Patent Rights useful in the Field and controlled by [**], and such license includes the right to grant a sublicense to Medtronic, then such Patent Rights licensed from [**] shall constitute Alnylam Patent Rights hereunder from and after the date Medtronic requests a sublicense thereto from Alnylam. Medtronic shall [**] by Alnylam to [**] attributable to Medtronic's sublicense for so long as such sublicense continues. Upon [**] by Medtronic [**] by Alnylam, such [**] shall be included in [**] for a Licensed Product. If Medtronic exercises its right under this Section 3.1(f) to obtain sublicense(s) under Patent Rights licensed by Alnylam from [**], Schedule 3.1(e) shall thereupon be amended as necessary to describe applicable restrictions and other terms imposed by such contractual obligations for purposes of Section 3.1(e). Notwithstanding anything to the contrary in this Agreement, the Patent Rights licensed by Alnylam from [**] to which Medtronic has the right to obtain a sublicense from Alnylam as described above in this Section 3.1(f) shall be deemed not to be [**].

            (g) Medtronic Covenant [**]. Medtronic covenants [**] unless (i) Alnylam materially fails to[**] and fails to cure such failure within[**]; (ii) Alnylam files for bankruptcy protection or has an involuntary bankruptcy action filed against it, which involuntary bankruptcy action is not dismissed within sixty (60) days after being filed, prior to [**]; (iii) Alnylam is unable to [**] because Alnylam is not able to [**] reasonably required by Medtronic; (iv) [**] or (v) Alnylam [**] for any reason other than [**] by Medtronic.

            (h) Medtronic Obligation with Respect to Affiliates. Medtronic shall be primarily liable for any failure by its Affiliates to comply with, and Medtronic guarantees to Alnylam the compliance by each of its Affiliates with, all relevant restrictions, limitations and obligations in this Agreement.

      Section 3.2 Medtronic Covenant Not to Sue. Subject to the terms and conditions of this Agreement, Medtronic covenants not to enforce against Alnylam any rights under Medtronic Intellectual Property in connection with Alnylam's Discovery and Development activities performed pursuant to the Collaboration Program related to Products, provided that nothing contained in this Section 3.2 shall apply to any product sold by Alnylam to any Third Party (a) pursuant or subject to the procedures described in Section 2.6(e) or (b) that otherwise incorporates an siRNA developed pursuant to this Agreement.

      Section 3.3 Retained Rights. Subject to Sections 2.6, 3.1 and 4.4 of this Agreement, each Party retains and shall have the right to practice and license its rights in the Joint Intellectual Property without obtaining the other Party's consent and without any duty to account to the other Party.

                                   Article IV

                              Financial Provisions

      Section 4.1 Equity Investments and Payments for Additional Product Development Programs.

            (a) Equity Investments. In connection with the Proceed-to-PDP Determination, Alnylam and Medtronic shall enter into an Investment Agreement that includes the material terms set forth on Exhibit C and other terms and provisions reasonable and customary in such type of agreement (the "Investment Agreement"), pursuant to which Medtronic shall make the following purchases of Alnylam common stock from Alnylam upon the first occurrence of the following milestones with respect to the Initial Product Development Program:

                                                  Equity Investment by Medtronic
                   Milestones                      Upon Occurrence of Milestone
----------------------------------------------    ------------------------------
The Proceed-to-PDP Determination:                 The First Equity Investment

Filing of the first IND with a Regulatory         The Second Equity Investment
Authority in a Major Market with respect
to a Licensed Product or, if no IND filing is
required in the Major Market in which the
first  clinical study is commenced, the first
dosing of a participant in a human clinical
study:

Completion of the first Phase I Study             The Third Equity Investment
prospectively identified by the JRDC as
sufficient to provide a basis for initiating a
Phase II(a) Study in a Major Market of a
Licensed Product directed to a Target
Indication:

If for any reason a milestone event corresponding to an equity investment under this Section 4.1(a) does not occur prior to the occurrence of the next milestone event listed in the table above in this Section 4.1(a), then such prior non-occurring milestone event shall be deemed to occur concurrently with the occurrence of the next milestone event. Each equity investment shall be made within thirty (30) days after the achievement of the applicable milestone.

            (b) Additional Product Development Programs. At such time as the Parties agree, pursuant to Section 2.3(c)(iii), to initiate any Additional Product Development Program(s), the Parties shall also agree on the timing, nature and size of payments, in addition to those set forth in Sections 4.2 and 4.3, to be made by Medtronic to Alnylam in connection with the conduct of each such Additional Product Development Program. For the avoidance of doubt, the equity investments set forth in Section 4.1(a) shall only be made once regardless of how many Product Development Programs the Parties agree to initiate.

      Section 4.2 Milestone Payments for Product Development Programs. Subject to Section 4.6, Medtronic shall make the following milestone payments to Alnylam upon the first occurrence of the following milestones for the first Licensed Product in each Product Development Program to reach such milestone:

                                                  Milestone Payment by Medtronic
                   Milestones                      Upon Occurrence of Milestone
----------------------------------------------    ------------------------------
Upon the commencement of a Pivotal                             $[**]
Study of a Licensed Product directed to a
Target Indication:

Upon filing of an NDA with a Regulatory                        $[**]
Authority in a Major Market with
respect to a Licensed Product directed to a
Target Indication:

Upon receipt of Regulatory Approval in a                       $[**]
Major Market with respect to a Licensed
Product directed to a Target Indication:

If for any reason a milestone event corresponding to a milestone payment under this Section 4.2 does not occur prior to the occurrence of the next milestone event listed in the table above in this Section 4.2 for such Product Development Program, then such prior non-occurring milestone event shall be deemed to occur concurrently with the occurrence of the next milestone event. Each milestone payment shall be made within thirty (30) days after the achievement of the applicable milestone.

      Section 4.3 Royalty Payments.

            (a) Subject to adjustment as set forth in Sections 4.3(c) and 4.6, and subject to the royalty reductions specified in Sections 5.2(a) and 5.4(c), on a Licensed Product-by-Licensed Product basis during the Royalty Term applicable to each Licensed Product, Medtronic shall pay to Alnylam royalty in the amount of [**] percent ([**]%) [**] on Net Sales of such Licensed Product. [**]In addition to any royalty set forth in Section 4.3(a) and any reimbursement set forth in Section 3.1(f), during the Royalty Term, Medtronic shall reimburse Alnylam for the amounts payable to Third Parties set forth in Schedule 4.3(b) pursuant to Listed Alnylam Third Party Agreements in respect of the Discovery, Development, manufacture and/or Commercialization of any Licensed Product and/or in respect of the licenses and sublicenses granted by Alnylam to Medtronic in this Agreement with respect to such Licensed Product. Upon reimbursement by Medtronic of such payments made by Alnylam, such reimbursement amounts shall be included in [**] for such Licensed Product. The Parties shall cooperate to coordinate such reimbursements by Medtronic in a manner that ensures all amounts payable pursuant to Listed Alnylam Third Party Agreements are paid in a timely manner and otherwise in compliance with such Listed Alnylam Third Party Agreements (i.e., in a manner that does not require Alnylam to pay such amounts to any Third Party prior to receiving such amounts from Medtronic). [**]The royalty with respect to Gross Margin set forth in
Section 4.3(a) above shall, subject to Section 4.3(d), be reduced by an amount equal to [**] percent ([**]%) of royalties paid by Medtronic to Third Parties in respect of the Discovery, Development, manufacture or Commercialization of such Licensed Product for licenses under Blocking Third Party Intellectual Property
(i) approved by both Parties and obtained by Medtronic; or (ii) entered into as part of reasonable settlements approved by Medtronic of actions brought against Medtronic by Third Parties alleging infringement of Blocking Third Party Intellectual Property. For the avoidance of doubt, amounts paid by Medtronic pursuant to Section 4.3(b) shall not be included in reduction amounts under this
Section 4.3(c).

            (b) The royalty reductions provided for in Section 4.3(c) shall not reduce the royalty payable to Alnylam under Section 4.3(a) below [**] percent ([**]%) [**] on Net Sales of the relevant Licensed Product.

      Section 4.4 Duration of Royalty Payments. The royalties payable under
Section 4.3(a) shall be paid on a country-by-country basis on each Licensed Product until the expiration of the Royalty Term. Upon the expiration of the Royalty Term applicable to any Licensed Product, (a) Medtronic's licenses under
Section 3.1(c)(i) with respect to such Licensed Product shall convert to non-exclusive, fully paid-up, non-royalty-bearing licenses and (b) Medtronic's licenses under Section 3.1(c)(ii) with respect to such Licensed Product shall convert to co-exclusive (with Alnylam), fully paid-up, non-royalty-bearing licenses, with Alnylam retaining co-exclusive rights under its interest in Joint Intellectual Property with the right to grant licenses to Third Parties; provided that, for purposes of this clause (b), Alnylam shall not grant Commercialization licenses to more than one Third Party in any given country (i.e., Alnylam shall not grant multiple Commercialization licenses in a given country under such Joint Intellectual Property with respect to such Licensed Product but, for clarity, Medtronic acknowledges that Alnylam may grant such licenses to more than one entity in any given country for the purpose of enabling a unified Commercialization effort by a Third Party licensee, its Affiliates and agents (including contract service providers engaged to facilitate such unified Commercialization effort)).

      Section 4.5 Royalties Payable Only Once. Medtronic's obligation to pay royalties under Section 4.3(a) is imposed only once with respect to the same unit of Licensed Product, including by reason of such Licensed Product being Covered by more than one Valid Claims of Alnylam Patent Rights.

      Section 4.6 Reductions to Section 4.2 and Section 4.3 Payments After Product Development Program Terminations. The payments otherwise payable by Medtronic to Alnylam pursuant to Sections 4.2 and 4.3 accruing after a termination by Alnylam pursuant to Section 2.3(e) of the Product Development Program in which the applicable Licensed Product was Developed shall:

            (a) initially, be reduced to the following percentages of the amounts otherwise payable pursuant to Sections 4.2 and 4.3, as appropriate:

                  [**]%;
                  [**]%;
                  [**]%;
                  [**]%; and

            (b) if [**] under Sections 4.2 and 4.3 with respect to the applicable Licensed Product equal [**], such payments shall [**]).

      Section 4.7 Credits Against Future Royalties.

            (a) Upon the abandonment or withdrawal of a claim of a published patent application of Alnylam Patent Rights that was the sole basis for the payment of royalties by Medtronic pursuant to Section 4.3(a), Medtronic shall be entitled to credit the amount of such royalties paid to Alnylam against any future royalties or payments to be made to Alnylam with respect to the Commercialization of such Licensed Product (excluding reimbursement amounts pursuant to Sections 3.1(f) and 4.3(b)).

            (b) If the validity of a Valid Claim of an issued patent is the subject of administrative or legal action and is later revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction or is disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, and such claim was the sole basis for the payment of royalties by Medtronic pursuant to Section 4.3(a), Medtronic shall be entitled to credit the amount of such royalties paid to Alnylam, from the date such claim became the subject of such action to the date of the final unappealable decision, against any future royalties or payments to be made to Alnylam with respect to the Commercialization of such Licensed Product (excluding reimbursement amounts pursuant to Sections 3.1(f) and 4.3(b)). If such claim is the last claim of any Alnylam Patent Rights upon which a royalty would be owed, Medtronic shall be entitled, from the date any action challenging the validity or unenforceability of such claim until the final decision, to escrow royalty payments due to Alnylam under Section 4.3(a) and if such claim is declared invalid or unenforceable retain such royalty payments.

      Section 4.8 Royalty Reports and Accounting.

            (a) Royalty Reports; Royalty Payments. Medtronic shall deliver to Alnylam, within forty-five (45) days after the end of each calendar quarter, reasonably detailed written accountings of Net Sales of Licensed Products that are subject to royalty payments due to Alnylam for such calendar quarter, and [**]. Such accountings shall be Confidential Information of Medtronic unless otherwise excluded by Section 1.13(a) through (d). Such quarterly reports shall indicate (i) gross sales and Net Sales on a country-by-country and Licensed Product-by-Licensed Product basis, and (ii) the calculation of royalties from such gross sales and Net Sales. When Medtronic delivers such accounting to Alnylam, Medtronic shall also deliver all royalty payments due under Section 4.3 to Alnylam for the calendar quarter.

            (b) Audits by Alnylam. Medtronic shall keep, and shall require its Affiliates, and sublicensees to keep, complete and accurate records of the latest three (3) years relating to gross sales, Net Sales and all information relevant under Sections 4.3, 4.9, 4.10 and 4.11. For the sole purpose of verifying amounts payable to Alnylam, Alnylam shall have the right annually, at Alnylam's expense, to retain an independent certified public accountant selected by Alnylam and reasonably acceptable to Medtronic, to review such records in the location(s) where such records are maintained by Medtronic, its Affiliates and sublicensees upon reasonable notice and during regular business hours. Such representatives shall execute a suitable confidentiality agreement reasonably acceptable to Medtronic prior to conducting such audit. Such representatives shall disclose to each of Medtronic and Alnylam only their conclusions regarding the accuracy of royalty payments and of records related thereto. The right to audit any royalty report shall extend for three (3) years from the end of the calendar year in which the royalty report was delivered. Each royalty report shall be subject only to one such audit. Medtronic shall promptly pay Alnylam the amount of any underpayment revealed by such audit together with interest calculated in the manner provided in Section 4.11. If the underpayment is equal to or greater than ten percent (10%) of the amount that was otherwise due, Alnylam shall be entitled to have Medtronic reimburse Alnylam's reasonable out-of-pocket costs of such review. Alnylam shall promptly return to Medtronic any overpayment revealed by such audit.

      Section 4.9 Currency Exchange. With respect to sales of Licensed Products invoiced in U.S. Dollars, the sales and royalties payable shall be expressed in U.S. Dollars. With respect to sales of Licensed Products invoiced in a currency other than U.S. Dollars, the sales and royalties payable shall be expressed in their U.S. Dollar equivalent calculated using Medtronic's standard currency translation methodology for the conversion of foreign sales currencies into U.S. Dollars. All royalty payments shall be made in U.S. Dollars.

      Section 4.10 Tax Withholding. The Parties shall use all reasonable and legal efforts to reduce tax withholding on payments made to Alnylam. Notwithstanding such efforts, if Medtronic concludes that tax withholdings under the laws of any country are required with respect to payments to Alnylam, Medtronic shall withhold the required amount and pay it to the appropriate governmental authority. In such case, Medtronic shall promptly provide Alnylam with copies of receipts or other evidence reasonably required and sufficient to allow Alnylam to document such tax withholdings adequately for purposes of claiming foreign tax credits and similar benefits.

      Section 4.11 Late Payments. Medtronic shall pay interest to Alnylam on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of the then current "prime rate" in effect at Wells Fargo Bank, N.A. or the highest rate permitted by applicable law, calculated on the number of days such payments are paid after the date such payments are due.

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                                   Article V

         Intellectual Property Ownership, Protection and Related Matters

      Section 5.1 Ownership of Inventions.

            (a) Non-Program Know-How. Any Know-How developed by Medtronic or Alnylam prior to or outside the Collaboration Program shall remain the sole property of such Party.

            (b) Device Inventions. Medtronic shall exclusively own all Device-Related Know-How made or created by either Party, their employees, agents and consultants, or jointly by any of the foregoing, in the course of the Collaboration Program ("Device Inventions").

            (c) Joint Inventions and Sole Inventions. All Know-How other than Device Inventions made or created jointly by employees, agents and consultants of Medtronic, on the one hand, and employees, agents and consultants of Alnylam, on the other hand, in the course of the Collaboration Program ("Jointly Developed Inventions") shall be owned jointly on the basis of each Party having an undivided interest in the whole. All Know-How other than Device Inventions made or created solely by employees, agents and consultants of a Party in the course of the Collaboration Program ("Sole Inventions") shall be owned exclusively by such Party.

            (d) Inventorship. The determination of inventorship shall be made in accordance with United States patent laws. In the event of a dispute regarding inventorship, if the Parties are unable to resolve the dispute, the Parties shall jointly engage mutually acceptable independent patent counsel not regularly employed by either Party to resolve such dispute. The decision of such independent patent counsel shall be binding on the Parties with respect to the issue of inventorship.

            (e) Data Ownership; Right of Reference and Other Use. All preclinical and clinical data generated with respect to the Licensed Products in the course of the Collaboration Program shall be owned by the Party generating such data ("Program Data") and each Party shall have access to all Program Data generated by the other Party in the course of the Collaboration Program. Each Party shall have a right of reference with respect to, and the right to use, all Program Data; provided that (i) Alnylam shall not attempt to use such Program Data as the primary basis for obtaining a Regulatory Approval for a Product that includes a Device substantially similar to any Medtronic Device used to generate such Program Data and (ii) Medtronic shall not use such Program Data as the primary basis for obtaining a Regulatory Approval for a Product, other than a Licensed Product, containing an siRNA ([**]) substantially similar to any Alnylam siRNA used to generate such data. Subject to the proviso in the immediately preceding sentence, each Party shall be entitled to access, reference, disclose to investors, lenders, acquirers, licensees, contractors and prospective investors, lenders, acquirers, licensees and contractors, and otherwise use all Program Data without the other Party's consent and without any duty to account to the other Party for such access, reference, disclosure and other use. During the Product Development Term for any Development Candidate or as provided in Section 8.6, the Parties agree that upon the non-sponsoring Party's written request, the Party that is sponsoring any IND, NDA or similar application filed with any Regulatory

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

Authority will provide copies to the other Party of all data and other materials submitted with respect to such application and all correspondence from the Regulatory Authority ("Right of Access").

            (f) Further Actions and Assignments. Each Party shall take all further actions and execute all assignments requested by the other Party and reasonably necessary or desirable to vest in the other Party the ownership rights set forth in this Section 5.1.

      Section 5.2 Prosecution and Maintenance of Patent Rights.

            (a) Sole Inventions Owned by Alnylam. Alnylam shall have the exclusive right and option to file and prosecute any patent applications and maintain any patents covering Sole Inventions owned by Alnylam; provided that in the event that Alnylam declines the option to file and prosecute any such patent applications or maintain any such patents that pertain to Licensed Products, it shall give Medtronic reasonable notice to this effect, sufficiently in advance to permit Medtronic to undertake such filing, prosecution and maintenance without a loss of rights, and thereafter Medtronic may, upon written notice to Alnylam, file and prosecute such patent applications and maintain such patents in Alnylam's name, all at Medtronic's expense (subject to the immediately following sentence), and all such Sole Inventions shall remain owned exclusively by Alnylam. If Medtronic incurs filing, prosecution and/or maintenance expenses with respect to Sole Inventions owned by Alnylam and pertaining to a Licensed Product in accordance with the immediately preceding sentence, Medtronic shall be entitled to deduct the reasonable and documented amount of such expenses from the royalties that Medtronic pays to Alnylam with respect to such Licensed Product pursuant to Section 4.3(a).

            (b) Device Inventions and Sole Inventions Owned by Medtronic. Medtronic shall have the exclusive right and option to file and prosecute any patent applications and to maintain any patents covering Device Inventions and Sole Inventions owned by Medtronic.

            (c) Jointly Developed Inventions. The JRDC shall determine which Party shall have the right and option to file and prosecute any patent applications and to maintain any patents covering Jointly Developed Inventions at the shared expense of both parties; provided that in the event that either Party declines an option to file and prosecute any such patent applications or maintain any such patents that pertain solely to Licensed Products or declines to share in such filing, prosecution and maintenance expenses ("Non-Electing Party"), it shall give the other Party ("Electing Party") reasonable notice to this effect, sufficiently in advance to permit the Electing Party to undertake such filing, prosecution and maintenance without a loss of rights, and thereafter the Electing Party may, upon written notice to the Non-Electing Party, file and prosecute such patent applications and maintain such patents in its own name and at its sole expense, and the Non-Electing Party shall assign all of its rights therein to the Electing Party for no additional consideration.

            (d) Alnylam Intellectual Property. Alnylam shall use reasonable efforts to protect the Alnylam Intellectual Property by obtaining and maintaining appropriate patent rights, including pursuing appropriate patent rights in an interference or opposition action, as determined by Alnylam in the exercise of its reasonable business judgment.

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

            (e) Costs and Expenses. Except as otherwise provided in Section 5.2(c), each Party shall bear its own costs and expenses in filing, prosecuting and maintaining Patent Rights covering Device Inventions, Sole Inventions and Jointly Developed Inventions. Furthermore, Alnylam shall bear its own costs and expenses in filing, prosecuting and maintaining other Patent Rights within Alnylam Patent Rights and Medtronic shall bear its own costs and expenses in filing, prosecuting and maintaining other Patent Rights within Medtronic Patent Rights.

            (f) Cooperation. Each Party agrees to cooperate with the other with respect to the filing, prosecution and maintenance of Patent Rights pursuant to this Section 5.2, including the execution of all such documents and instruments and the performance of such acts as may be reasonably necessary in order to permit the other Party to undertake any filing, prosecution or maintenance of Patent Rights that such Party has elected not to pursue, as provided for in Sections 5.2(a), (b) and (c).

      Section 5.3 Third Party Infringement.

            (a) Notice. Each Party shall promptly report in writing to the other Party during the term of this Agreement any (i) known or suspected infringement of Medtronic Patent Rights, Alnylam Patent Rights or Joint Patent Rights or (ii) known or suspected unauthorized use or misappropriation of Medtronic Know-How, Alnylam Know-How or Joint Know-How, related to the unauthorized manufacture, use, offer for sale, sale or importation of a Product in the Field, of which such Party becomes aware, and shall provide the other Party with all available evidence supporting such infringement, suspected infringement, unauthorized use or misappropriation or suspected unauthorized use or misappropriation.

            (b) Infringement Action.

                  (i) Alnylam shall have the initial right to initiate a suit or take other appropriate action that it believes is reasonably required to protect the Alnylam Intellectual Property. To the extent that any such suit or actions pertains to Licensed Products, Alnylam shall give Medtronic advance notice of its intent to file any such suit or take any such action and the reasons therefor, and shall provide Medtronic with an opportunity to make suggestions and comments regarding such suit or action. Thereafter, Alnylam shall keep Medtronic promptly informed, and shall from time to time consult with Medtronic regarding the status of any such suit or action and shall provide Medtronic with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action.

                  (ii) Medtronic shall have the sole and exclusive right to initiate a suit or take other appropriate action that it believes is reasonably required to protect Medtronic Intellectual Property. To the extent that any such suit or actions pertains to Licensed Products, Medtronic shall give Alnylam advance notice of its intent to file any such suit or take any such action and the reasons therefor, and shall provide Alnylam with an opportunity to make suggestions and comments regarding such suit or action. Thereafter, Medtronic shall keep Alnylam promptly informed, and shall from time to time consult with Alnylam regarding the status of any such suit or action and shall provide Alnylam with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action. For the avoidance of doubt, Alnylam shall have no right to enforce any solely owned intellectual property rights of Medtronic.

            (c) Step-in Right. If Alnylam fails to initiate a suit or take such other appropriate action within [**] days after becoming aware of alleged infringement, unauthorized use or misappropriation, then, to the extent that such alleged infringement, unauthorized use or misappropriation pertains to Licensed Products, Medtronic may, in its discretion, provide Alnylam with written notice of its intent to initiate a suit or take other appropriate action. If Medtronic provides such notice and Alnylam fails to initiate a suit or take such other appropriate action within [**] days after receipt of such notice from Medtronic, then Medtronic shall have the right to initiate a suit or take other appropriate action that it believes is reasonably required to protect the Alnylam Intellectual Property or the Joint Intellectual Property, as applicable. Medtronic shall give Alnylam advance notice of its intent to file any such suit or take any such action and the reasons therefor, and shall provide Alnylam with an opportunity to make suggestions and comments regarding such suit or action. Thereafter, Medtronic shall keep Alnylam promptly informed, and shall from time to time consult with Alnylam regarding the status of any such suit or action and shall provide Alnylam with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action. Notwithstanding the foregoing provisions of this Section 5.3(c), the rights of Medtronic to initiate suit or take other action pursuant to this Section 5.3(c) shall be subject to all limitations and restrictions on such rights imposed by agreements between Alnylam and Third Parties.

            (d) Conduct of Action; Costs. The Party initiating suit shall have the sole and exclusive right to select counsel for any suit initiated by it under this Section 5.3. If required under applicable law in order for such Party to initiate and/or maintain such suit, the other Party shall join as a party to the suit. If requested by the Party initiating suit, the other Party shall provide reasonable assistance to the Party initiating suit in connection therewith at no charge to such Party except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance. The Party initiating suit shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings described in this Section 5.3, including the fees and expenses of the counsel selected by it. The other Party shall have the right to participate and be represented in any such suit by its own counsel at its own expense.

            (e) Recoveries. To the extent that any such suit or action pertains to Licensed Products, any recovery obtained as a result of any proceeding described in this Section 5.3 or from any counterclaim or similar claim asserted in a proceeding described in Section 5.4, by settlement or otherwise, shall be applied in the following order of priority:

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

                  (i) first, the Party initiating the suit or action shall be reimbursed for all costs in connection with such proceeding paid by such Party;

                  (ii) second, the other Party shall be reimbursed for all costs in connection with such proceeding paid by the other Party; and

                  (iii) third, any remainder shall be paid seventy-five percent (75%) to the Party initiating the suit or action, and the balance to the other Party.

      Section 5.4 Claimed Infringement; Claimed Invalidity.

            (a) Notice. In the event that a Third Party at any time provides written notice of a claim to, or brings an action, suit or proceeding against a Party, or any of its Affiliates or sublicensees, claiming infringement of such Third Party's Patent Rights or unauthorized use or misappropriation of such Third Party's Know-How, based upon an assertion or claim arising out of the research, development, manufacture, use or sale of Licensed Products by such Party (a "Third Party Infringement Claim"), such Party shall promptly notify the other Party of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and/or all papers served.

            (b) Defense of Third Party Infringement Claims. The Parties' respective obligations with respect to Third Party Infringement Claims are set forth in Section 10.1.

            (c) Patent Invalidity Claim. If a Third Party at any time asserts a claim that any Alnylam Patent Right or Joint Patent Right Covering a Licensed Product is invalid or otherwise unenforceable (an "Invalidity Claim"), whether as a defense in an infringement action brought by Alnylam or Medtronic pursuant to Section 5.3, in a declaratory judgment action or in a Third Party Infringement Claim brought against Alnylam or Medtronic, the Parties shall cooperate with each other in preparing and formulating a response to such Invalidity Claim. Neither Party shall settle or compromise any Invalidity Claim involving Patent Rights Controlled by the other Party without the consent of the other Party. If Medtronic incurs expenses to respond to Invalidity Claims involving Alnylam Patent Rights and pertaining to a Licensed Product, Medtronic shall be entitled to deduct the reasonable and documented amount of such expenses from the royalties that Medtronic pays to Alnylam with respect to such Licensed Product pursuant to Section 4.3(a).

      Section 5.5 Patent Term Extensions. The Parties shall, as necessary and appropriate, use reasonable efforts to agree upon a joint strategy for obtaining, and cooperate with each other in obtaining, patent term extensions for Medtronic Patent Rights, Alnylam Patent Rights or Joint Patent Rights Covering Licensed Products.

      Section 5.6 Patent Marking. Medtronic agrees to comply with all applicable statutes that require patent marking in any country in which Licensed Products are sold by Medtronic, its Affiliates and/or sublicensees with respect to Alnylam Patent Rights and with respect to which Alnylam has provided Medtronic the appropriate language to be used sufficiently in advance of the sale of the Licensed Product to allow Medtronic to mark such Licensed Product.

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      Section 5.7 Maintain Licenses in Force. Alnylam shall promptly notify
Medtronic if any Third Party with which Alnylam has entered into a license agreement material to any Development Candidate or Licensed Product alleges any breach, default, or event that with the passage of time or giving of notice could become a default, by Alnylam of any such license agreement. Medtronic shall be entitled, but not obligated, to cure any alleged breach or default by Alnylam of a payment obligation or other obligation, if possible, under any such license agreement and set-off the cost of such cure against amounts otherwise owed to Alnylam hereunder. Alnylam agrees that, prior to modifying, waiving, amending or letting lapse any provision of any such license agreement in a manner material to any Development Candidate or Licensed Product, Alnylam shall notify Medtronic of such prospective modification, waiver, amendment or lapse and provide Medtronic with a reasonable opportunity to provide Alnylam with input regarding such prospective modification, waiver, amendment or lapse. Alnylam shall use reasonable efforts, consistent with the exercise of reasonable business judgment, not to modify, waive, amend or let lapse any such license agreement, and not to take any action or omit to take any action with respect to any such license agreement, an effect of which would be to adversely affect Medtronic's rights or obligations hereunder in any material respect.

                                   Article VI

                                 Confidentiality

      Section 6.1 Confidential Information. With respect to any Confidential Information of a Party disclosed by it or its Affiliates to the other Party, such receiving Party agrees: (a) not to use any Confidential Information consisting of Device-Related Know-How or Primary Sequence or Chemical Modification Know-How in connection with activities other than those contemplated by this Agreement, (b) that any Confidential Information consisting of Device-Related Know-How or Primary Sequence or Chemical Modification Know-How shall not be used in conjunction with any Third Party who is not a consultant of, or an advisor to, the receiving Party or its Affiliates without the prior written consent of the disclosing Party, (c) that such Confidential Information shall be maintained in confidence by the receiving Party and its Affiliates, and
(d) that such Confidential Information shall not be disclosed by the receiving Party or its Affiliates to any Third Party who is not a consultant of, or an advisor to, the receiving Party or its Affiliates without the prior written consent of the disclosing Party. Notwithstanding the foregoing provisions of this Section 6.1, either Party may disclose Confidential Information of the other Party or the terms of this Agreement if such Party reasonably determines, based on advice from its counsel, that it is required to make such disclosure by applicable law, regulation or legal process, including by the rules or regulations of the United States Securities and Exchange Commission (the "SEC") or similar regulatory agency in a country other than the United States or of any stock exchange or NASDAQ, in which event such Party shall provide prior notice of such intended disclosure to such other Party sufficiently in advance to enable the other Party to seek confidential treatment or other protection for the Confidential Information subject to such requirement unless the disclosing Party is prevented by law or regulation from providing such advance notice, shall disclose only such Confidential Information of such other Party as such disclosing Party reasonably determines is required to be disclosed, and shall seek confidential treatment of any terms of this Agreement that such other Party considers particularly sensitive, including the royalty rate terms of this Agreement, from the SEC, similar regulatory agencies in countries other than the United States, any stock exchange or NASDAQ.

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

      Section 6.2 Disclosures to Employees, Consultants and Advisors. Each Party agrees that it and its Affiliates shall provide Confidential Information received from the other Party only to the receiving Party's respective employees, consultants and advisors, and to the employees, consultants and advisors of the receiving Party's Affiliates, who have a need to know such Confidential Information to assist the receiving Party in fulfilling its obligations under this Agreement, provided that each Party shall remain responsible for any failure by its and its Affiliates' respective employees, consultants and advisors to treat such information and materials as required under Section 6.1.

      Section 6.3 Term. All obligations imposed under this Article VI shall expire upon the later of (a) expiration of the Royalty Term or (b) [**] years after the expiration or termination of this Agreement.

      Section 6.4 Publicity. Upon execution of this Agreement, the Parties shall jointly issue a press release announcing the execution of this Agreement in form and substance substantially as attached hereto as Exhibit D. Thereafter, during the term of this Agreement, the content of any press release or public announcement relating to this Agreement and/or Licensed Products shall be mutually agreed by the Parties, which agreement shall not be unreasonably withheld, delayed or conditioned, except that a Party may, without the other Party's consent, (a) issue such press release or public announcement if the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party or its Affiliates, (b) issue such press release or public announcement if the contents of such press release or public announcement are limited substantially to any of the matters set forth on Exhibit E, or (c) issue such a press release or public announcement if such Party reasonably determines, based on advice from its counsel, that it is required to issue such a press release or public announcement by applicable law, regulation or legal process, including by the rules or regulations of the SEC or similar regulatory agency in a country other than the United States or of any stock exchange or NASDAQ, in which event such Party shall provide at least two (2) business days' prior notice of such intended press release or public announcement to the other Party unless the disclosing Party is prevented by law, regulation or legal process for providing such advance notice and shall include in such press release or public announcement only such information relating to this Agreement and/or the Licensed Product as it reasonably determines is required by such applicable law, regulation or legal process. The Party subject to the requirement to issue such press release or public announcement shall, if reasonably practicable under the circumstances, consider in good faith all comments provided by the other Party prior to such press release or public announcement.

      Section 6.5 Publications. The Parties acknowledge that scientific lead time is a key element of the value of the Collaboration Program and further agree to use Commercially Reasonable Efforts to control public scientific disclosures of the results of the Collaboration Program to prevent any potential adverse effect of any premature public disclosure of such results. The Parties shall establish a procedure for publication review and each Party shall first submit to the other Party an early draft of all such publications, whether they are to be presented orally or in written form, at least thirty (30) days prior to submission for publication. Each Party shall review such proposed publication in order to avoid the unauthorized disclosure of a Party's Confidential Information and to preserve the patentability of inventions arising from the Collaboration Program. If, as soon as reasonably possible, but no longer than [**] following

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

receipt of an advance copy of a Party's proposed publication, the other Party informs such Party that its proposed publication contains Confidential Information of the other Party, then such Party shall delete such Confidential Information from its proposed publication. In addition, if at any time during such [**], the other Party informs such Party that its proposed publication discloses inventions made by either Party in the course of the Collaboration Program that have not yet been protected through the filing of a patent application, or the public disclosure of such proposed publication could be expected to have a material adverse effect on any Patent Rights or Know-How of such other Party, then such Party shall either delay such proposed publication, for up to [**] from the date the other Party informed such Party of its objection to the proposed publication, to permit the timely preparation and first filing of patent application(s) on the information involved or remove the identified disclosures prior to publication. The Parties agree that all publications of results of the Collaboration Program by Alnylam or Medtronic shall acknowledge the contribution of the other Party and Third Party collaborators, as applicable, to such results.

                                  Article VII

                         Representations and Warranties

      Section 7.1 Representations of Authority. Alnylam and Medtronic each represents and warrants to the other Party that it has full corporate right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement.

      Section 7.2 Consents. Alnylam and Medtronic each represents and warrants to the other Party that all necessary consents, approvals and authorizations of all government authorities and other Persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been or shall be obtained by the Effective Date.

      Section 7.3 No Conflict. Alnylam and Medtronic each represents and warrants to the other Party that, notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement, the performance of such Party's obligations in the conduct of the Collaboration Program and the licenses and sublicenses to be granted pursuant to this Agreement (a) do not and will not conflict with or violate any requirement of applicable laws or regulations existing as of the Effective Date and (b) do not and will not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date.

      Section 7.4 Enforceability. Alnylam and Medtronic each represents and warrants to the other Party that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms.

      Section 7.5 Employee Obligations. Alnylam and Medtronic each represents and warrants that all of its employees, officers, consultants and advisors who are or will be involved in the Collaboration Program have executed or will have executed agreements or have existing obligations under law requiring assignment to such Party of all intellectual property made during the course of and as the result of their association with such Party, and obligating the individual

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

to maintain as confidential such Party's Confidential Information, to the extent required to support such Party's obligations under this Agreement. Alnylam and Medtronic each represents and warrants that, to its knowledge, none of its employees who are or will be involved in the Collaboration Program are, as a result of the nature of such Collaboration Program to be conducted by the Parties, in violation of any covenant in any contract with a Third Party relating to non-disclosure of proprietary information, non-competition or non-solicitation.

      Section 7.6 Intellectual Property. Each Party represents and warrants to the other Party as follows:

            (a) To such Party's knowledge, the performance by either Party of its obligations under a Workplan will not result in the infringement of any intellectual property rights or the use of misappropriated trade secrets of any Third Party.

            (b) Such Party has the right to grant the rights and licenses granted to the other Party by such Party under this Agreement.

            (c) To such Party's knowledge, no Third Party with which such Party has entered into any license agreement under which Patent Rights or Know-How material to this Agreement are licensed from such Third Party intends to cancel or terminate such license agreement and no Third Party has the right to cancel or terminate such license agreement.

      Section 7.7 No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN OR IN THE SUPPLY AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

                                  Article VIII

                              Term and Termination

      Section 8.1 Term. This Agreement shall become effective as of the Effective Date and may be terminated only as set forth in this Article VIII.

      Section 8.2 Termination For Material Breach.

            (a) Upon any material breach of obligations under a Workplan by a Party (the "Breaching Party") related solely to such Workplan, the other Party (the "Non-Breaching Party") may terminate the Technology Development Program or the Product Development Program for which the Workplan was prepared, by providing [**] days' written notice to the Breaching Party specifying the material breach. In the case of payment defaults, the Breaching Party may cure by paying all non-contested amounts during the notice period and submitting issues regarding the remaining disputed amounts to dispute resolution without termination of the Agreement. The termination shall become effective at the end of the notice period unless the Breaching Party cures such breach during such notice period. Notwithstanding the foregoing, if such material breach, by its nature, is not curable, the Non-Breaching Party may terminate immediately. If

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

upon the termination of the Technology Development Program or a Product Development Program, no Product Development Program remains in progress and no Licensed Product is then being Commercialized under this Agreement, this Agreement shall terminate when the Technology Development Program or such Product Development Program terminates.

            (b) Upon any material breach of Section 2.6(c) of this Agreement by Medtronic with respect to one or more, but less than all, Major Markets for a given Target Indication, Alnylam may terminate Medtronic's license rights to Alnylam Patents under Sections 3.1(b) and 3.1(c) with respect to such Major Markets for such Target Indication by providing [**] days' written notice to Medtronic, specifying the material breach. The termination shall become effective at the end of the notice period unless Medtronic cures such breach during such notice period. Notwithstanding the foregoing, if such material breach, by its nature, is not curable, Alnylam may terminate immediately. Upon termination of Medtronic's license rights to Alnylam Patents under Sections 3.1(b) and 3.1(c) with respect to such Major Markets for such Target Indication, Medtronic shall have no further obligations under Section 2.6(c) with respect to such Major Markets for such Target Indication.

            (c) Upon any material breach of this Agreement by a Party (the "Breaching Party") other than a material breach described in Section 8.2(a) or 8.2(b), the other Party (the "Non-Breaching Party") may terminate this Agreement by providing [**] days' written notice to the Breaching Party, specifying the material breach. In the case of payment defaults, the Breaching Party may cure by paying all non-contested amounts during the notice period and submitting issues regarding the remaining disputed amounts to dispute resolution without termination of the Agreement. The termination shall become effective at the end of the notice period unless the Breaching Party cures such breach during such notice period. Notwithstanding the foregoing, if such material breach, by its nature, is not curable, the Non-Breaching Party may terminate immediately.

      Section 8.3 Termination Upon Termination of the Supply Agreement. Either Party shall have the right to terminate this Agreement at any time after the [**] anniversary of the commercial launch of the first Licensed Product in the event that at any such time the Supply Agreement has been terminated (other than such a termination resulting from one or more of the events or circumstances described in Section 3.1(g)) by providing the other Party with [**] days' written notice of termination.

      Section 8.4 Termination For Convenience. Medtronic shall have the right to terminate this Agreement at any time upon [**] prior written notice of such termination to Alnylam. During the [**] notice period prior to termination, this Agreement shall remain in full force and effect and Medtronic shall remain responsible for its obligations hereunder.

      Section 8.5 Termination for Other Reasons.

            (a) [**] prior to the expiration or early termination of the Technology Development Term, this Agreement shall terminate as of the date of such expiration or termination.

            (b) If either Party decides to discontinue the Technology Development Program pursuant to Section 2.3(e) or Section 2.3(f), this Agreement shall terminate [**]days following receipt by the other of the Alnylam Discontinuation Notice or Medtronic Discontinuation Notice, whichever is applicable.

            (c) If either Party decides to discontinue all Product Development Programs pursuant to Section 2.3(e) or Section 2.3(f), this Agreement shall terminate [**] days following receipt by the other of the Alnylam Discontinuation Notice or Medtronic Discontinuation Notice, whichever is applicable; provided that, in the case of a decision by Alnylam to [**], if Medtronic [**], this Agreement shall [**].

            (d) If Alnylam decides to terminate a Product Development Program pursuant to Section 2.3(g), this Agreement shall terminate upon the effective date of such termination, if as of that date, no other Product Development Program remains in progress.

      Section 8.6 Effect of Termination.

            (a) In the event of termination of this Agreement by Alnylam pursuant to Section 8.2(a) or 8.2(c), Medtronic shall be entitled to complete all work-in-process and sell its remaining inventory of Licensed Products, subject to the payment of royalties in accordance with Section 4.3(a), for a period of up to [**] following termination.

            (b) In the event of termination of Medtronic's license rights with respect to a Target Indication in one or more (but less than all) Major Market(s) by Alnylam pursuant to Section 8.2(b), then:

                  (i) Medtronic shall be entitled to complete all work-in-process and sell its remaining inventory of Licensed Products for such Target Indication located or labeled for sale in such Major Market(s), subject to the payment of royalties in accordance with Section 4.3(a), for a period of up to [**] [**] following termination.

                  (ii) with respect to all Alnylam siRNAs that have achieved [**] as of the effective date of such termination, Medtronic shall promptly transfer to Alnylam all INDs, NDAs and similar applications filed with Regulatory Authorities for such Target Indication in such Major Market(s) for which Medtronic is then the sponsor in relation to Licensed Products containing or using such Alnylam siRNAs;

                  (iii) with respect to all Alnylam siRNAs that have not yet achieved [**], Medtronic shall grant Alnylam a Right of Access and a right of reference for any purpose to all INDs and other filings with Regulatory Authorities for such Target Indication in such Major Market(s) for which Medtronic is then the sponsor in relation to Products containing or using such Alnylam siRNAs; and

                  (iv) promptly provide to Alnylam copies of all scientific and regulatory data in Medtronic's possession (excluding data already in Alnylam's possession) with respect to such Alnylam siRNAs and to Licensed Products containing or using such Alnylam siRNAs.

            (c) In the event of termination of this Agreement by Alnylam pursuant to Section 8.2(a) or 8.2(c), by Alnylam pursuant to Section 8.5(d), by Medtronic pursuant to Section 8.3 (other than such a termination resulting from one or more of the events or circumstances described in Section 3.1(g)), by Medtronic pursuant to Section 8.4, or by Medtronic pursuant to Section 8.5(c) due to Medtronic's decision to discontinue all Product Development Programs pursuant to Section 2.3(f), then:

                  (i) with respect to all Alnylam siRNAs that have achieved [**] in the Collaboration Program as of the effective date of such termination, Medtronic shall promptly transfer to Alnylam all INDs, NDAs and similar applications filed with Regulatory Authorities for which Medtronic is then the sponsor in relation to Licensed Products containing or using such Alnylam siRNAs; provided that, solely in the case of such a termination by Medtronic pursuant to Section 8.4 after the commercial launch of any such Licensed Product, Medtronic shall only transfer such INDs, NDAs and similar applications to Alnylam upon Alnylam's request and, in the case of such a requested transfer, Alnylam shall pay to Medtronic a [**] percent ([**]%) royalty (calculated on the same basis that royalties payable by Medtronic are calculated under Section 4.3(a)) [**] such Licensed Product until [**];

                  (ii) with respect to all Alnylam siRNAs that have not yet achieved [**], Medtronic shall grant Alnylam a Right of Access and a right of reference for any purpose to all INDs and other filings with Regulatory Authorities for which Medtronic is then the sponsor in relation to Products containing or using such Alnylam siRNAs; and

                  (iii) promptly provide to Alnylam copies of all scientific and regulatory data in Medtronic's possession (excluding data already in Alnylam's possession) with respect to such Alnylam siRNAs and to Licensed Products containing or using such Alnylam siRNAs.

            (d) Nothing in this Agreement shall be deemed to grant Alnylam any right or license to any Patent Rights of Medtronic or any of its Affiliates.

            (e) In the event of termination of this Agreement by Medtronic pursuant to Section 8.2 or termination by Alnylam pursuant to Section 8.3 (other than such a termination resulting from material breaches by Medtronic of its obligations under the Supply Agreement), then:

                  (i) with respect to all Alnylam siRNAs that have achieved [**] in the Collaboration Program as of the effective date of such termination, Alnylam shall promptly transfer to Medtronic all INDs, NDAs and similar applications filed with Regulatory Authorities for which Alnylam is then the sponsor in relation to Licensed Products containing or using such Alnylam siRNAs;

                  (ii) with respect to all Alnylam siRNAs that have not yet achieved [**], Alnylam shall grant Medtronic a Right of Access and a right of reference for any purpose to all INDs and other filings with Regulatory Authorities for which Alnylam is then the sponsor in relation to Products containing or using such Alnylam siRNAs;

                  (iii) all licenses granted to Medtronic under this Agreement shall survive termination, subject to (A) the payment of royalties, milestones and other amounts in accordance with Sections 4.2 and 4.3(a), (B) the payment of all reimbursement amounts pursuant to Section 3.1(f) and 4.3(b), (C) Section 2.3(g), and (D) Medtronic's continued satisfaction of its obligations under Section 2.6(c); and

                  (iv) promptly provide to Medtronic copies of all scientific and regulatory data in Alnylam's possession (excluding data already in Medtronic's possession) with respect to such Alnylam siRNAs and to Licensed Products containing or using such Alnylam siRNAs.

            (f) In the event of termination of this Agreement pursuant to
Section 8.5(a) or Section 8.5(b), or termination pursuant to Section 8.5(c) in the event that, pursuant to Section 2.3(e), Alnylam decides to discontinue all Product Development Programs and Medtronic does not exercise its right under
Section 2.3(e) to continue any such Product Development Program, then each Party's rights, obligations and licenses under this Agreement shall terminate.

            (g) Upon termination of this Agreement for any reason, each Party will within [**] [**] return to the other all tangible Confidential Information of the other Party (except one copy which may be retained by legal counsel solely for evidentiary purposes in the event of a dispute), and each Party will deliver to the other Party a copy of any documentation in its possession or control specifically relating to the Joint Intellectual Property.

            (h) Notwithstanding any other provision of this Agreement, upon termination of any of the licenses granted to Medtronic hereunder for any reason (including termination of this Agreement), each Party hereby grants the other Party a perpetual, irrevocable, royalty-free, non-exclusive license to its Know-How related to Products, excluding any Patent Rights, any Device-Related Know-How and any Primary Sequence or Chemical Modification Know-How, with the right to grant sublicenses, in such country or countries where such licenses terminated. Nothing in this section shall be interpreted to require either Party to deliver or to provide its Know-How to the other Party.

      Section 8.7 Survival. In the event of any expiration or termination of this Agreement, (a) all financial obligations under Article II, IV or V accrued as of the effective date of such expiration or termination shall survive, and
(b) the obligations set forth in Article VI and in Section 9.1, and all other terms, provisions, representations, rights and obligations contained in this Agreement that by their terms survive expiration or termination of this Agreement, shall survive.

                                   Article IX

                            Miscellaneous Provisions

      Section 9.1 Indemnification.

            (a) Medtronic. Medtronic shall indemnify and hold harmless Alnylam and its Affiliates and their respective directors, officers, employees and agents (the "Alnylam Indemnified Parties") from and against any losses, costs, damages, fees or expenses ("Losses") arising out of (i) any breach by Medtronic of any of its representations, warranties or obligations pursuant to this Agreement, (ii) any Third Party claim of personal injury or other product liability resulting from Licensed Products Commercialized by Medtronic or its Affiliates or Third Party sublicensees; provided that Medtronic shall have no obligation to indemnify or hold harmless Alnylam from personal injury or other product liability resulting from manufacturing defects (i.e., failures to manufacture in accordance with cGMP or agreed manufacturing specifications [**]) in Alnylam siRNAs supplied by Alnylam pursuant to the Supply Agreement, or (iii) any Third Party Infringement Claim based on the manufacture, use, offer for sale, sale or importation of any Device component of Licensed Products by Medtronic or its Affiliates or Third Party sublicensees. Notwithstanding the foregoing, Medtronic shall not be responsible for the indemnification of any Alnylam Indemnified Party to the extent arising from any grossly negligent or willfully wrongful acts by such Alnylam Indemnified Party.

            (b) Alnylam. Alnylam shall indemnify and hold harmless Medtronic and its Affiliates and their respective directors, officers, employees and agents (the "Medtronic Indemnified Parties") harmless from and against any Losses arising out of (i) any breach by Alnylam of any of its representations, warranties or obligations pursuant to this Agreement, (ii) any Third Party claim of personal injury or other product liability resulting from manufacturing defects (i.e., failures to manufacture in accordance with cGMP or agreed manufacturing specifications [**]) in Alnylam siRNAs supplied by Alnylam pursuant to the Supply Agreement, or (iii) any Third Party Infringement Claim based on the manufacture, use, offer for sale, sale or importation of any Alnylam siRNA component of Licensed Products by either Party in accordance with this Agreement. Notwithstanding the foregoing, Alnylam shall not be responsible for the indemnification of any Medtronic Indemnified Party to the extent arising from any grossly negligent or willfully wrongful acts by any Medtronic Indemnified Party.

            (c) Third Party Claims. A person entitled to indemnification under this Section 9.1 (an "Indemnified Party") shall give prompt written notification to the person from whom indemnification is sought (the "Indemnifying Party") of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party claim as provided in this subsection shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice). Within [**] days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith; provided further, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel in any one jurisdiction for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.

      Section 9.2 Governing Law and Waiver of Jury Trial. This Agreement shall be construed and the respective rights of the Parties determined according to the substantive laws of the State of Delaware notwithstanding the provisions governing conflict of laws under such Delaware law to the contrary. The Parties hereby (a) consent to service of process by mailing or delivering such service to the party at its respective notice address set forth in Section 9.5; and (b) waive any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Agreement or under any amendment, instrument, document or agreement delivered in connection herewith or hereafter and agree that any such action or proceeding shall be tried before a court and not before a jury.

      Section 9.3 Assignment. Neither Alnylam nor Medtronic may assign this Agreement in whole or in part without the consent of the other Party, except if such assignment is to an Affiliate of the assigning Party or occurs in connection with the sale or transfer of all or substantially all of the business or assets of the assigning Party to which the subject matter of this Agreement pertains. In the event that, in connection with the sale or transfer of all or substantially all of Alnylam's business or assets to which the subject matter of this Agreement pertains, Alnylam assigns this Agreement to a [**] without Medtronic's consent as permitted by the immediately preceding sentence, Medtronic shall have the right to [**]; provided that Medtronic shall not have the right to [**]. If Medtronic [**] in accordance with the immediately preceding sentence, Medtronic shall be entitled to [**]; provided that in no event shall [**]; provided further that if as a result of the restriction in the preceding proviso Medtronic is not [**], Medtronic may [**].

      Section 9.4 Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral. Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

      Section 9.5 Notices.

      Notices to Alnylam shall be addressed to:

            Alnylam Pharmaceuticals, Inc.
            300 Third Street
            Cambridge, MA 02142
            Telefacsimile:  (617) 551-8101
            Attention:  President
      with a copy to:

            Wilmer Cutler Pickering Hale and Dorr LLP
            60 State Street
            Boston, MA 02109
            Telefacsimile:  (617) 526-5000
            Attention:  Steven D. Singer, Esq.

      Notices to Medtronic shall be addressed to:

            Medtronic, Inc.
            710 Medtronic Parkway
            Minneapolis, MN 55432-5604

      with separate copies thereof addressed to

            Attention: General Counsel
                       Mail Stop LC400
                       Telefacsimile: (763) 572-5459

            and

            Attention: Vice President and Chief Development Officer
                       Mail Stop LC390
                       Telefacsimile: (763) 505-2542

Either Party may change its address by giving notice to the other Party in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable overnight courier service, or (c) sent by facsimile transmission with an original to be followed the same day via a reputable overnight courier service, in each case properly addressed in accordance with the paragraph above. The effective date of notice shall be the actual date of receipt by the Party receiving the same.

      Section 9.6 Force Majeure. No failure or omission by the Parties in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the Parties, including, but not limited to, the following: acts of God; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; and invasion and provided that such failure or omission resulting from one of the above causes is cured as soon as is practicable after the occurrence of one or more of the above-mentioned causes.

      Section 9.7 Independent Contractors. It is understood and agreed that the relationship between the Parties hereunder is that of independent contractors and that nothing in this

Agreement shall be construed as authorization for either Alnylam or Medtronic to act as agent for the other.

      Section 9.8 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against any Party.

      Section 9.9 Headings. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

      Section 9.10 No Implied Waivers; Rights Cumulative. No failure on the part of Alnylam or Medtronic to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

      Section 9.11 Severability. If, under applicable law or regulation, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (such invalid or unenforceable provision, a "Severed Clause"), the Parties shall consult one another and use reasonable efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of this Agreement. In the event such a valid and enforceable provision cannot be agreed upon, the invalidity of one or more Severed Clauses shall not affect the validity of this Agreement as a whole, unless the Severed Clauses are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the Severed Clauses.

      Section 9.12 Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission shall be deemed to be original signatures.

      Section 9.13 No Consequential or Punitive Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, MULTIPLE OR PUNITIVE DAMAGES, OR FOR LOST PROFITS, ARISING OUT OF THIS AGREEMENT OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 9.13 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO THIRD PARTY CLAIMS.

      Section 9.14 Interpretation. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall."

Unless the context requires otherwise, (A) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (B) any reference to any laws herein shall be construed as referring to such laws as from time to time enacted, repealed or amended, (C) any reference herein to any Person shall be construed to include the Person's successors and assigns, (D) the words "herein", "hereof' and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (E) any reference herein to the words "mutually agree" or "mutual written agreement" shall not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party's sole discretion; (F) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement; and (g) all references to the "knowledge" of a Party shall refer to the actual knowledge of any of such Party's officer or director level employees or members of its Board of Directors, or the knowledge which any such person would reasonably be expected to have assuming reasonable inquiry in light of such person's position with such Party.

                  [Remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the Parties have executed this Collaboration Agreement as of the Effective Date.

                                 ALNYLAM PHARMACEUTICALS, INC.

                                 By:   /s/ John M. Maraganore
                                       ----------------------------------------
                                 Name: John M. Maraganore
                                       ----------------------------------------
                                 Title: President and CEO
                                       ----------------------------------------

                                 MEDTRONIC, INC.

                                 By:   /s/ Stephen N. Oesterle
                                       ---------------------------------------
                                 Name: Stephen N. Oesterle
                                       ---------------------------------------
                                 Title: SVP, Medicine and Technology
                                       ---------------------------------------

                                  SCHEDULE 1.5

                              ALNYLAM PATENT RIGHTS

A)    Owned by Alnylam

      [To be provided.]

B)    Licensed to Alnylam

      [To be provided.]

                                  SCHEDULE 1.38

                      LISTED ALNYLAM THIRD PARTY AGREEMENTS

                                [To be provided.]

                                 SCHEDULE 3.1(e)

          BURDENS ON ALNYLAM INTELLECTUAL PROPERTY IMPOSED BY EXISTING
                         ALNYLAM CONTRACTUAL OBLIGATIONS

                                [To be provided.]

                                 SCHEDULE 4.3(b)

             MEDTRONIC FINANCIAL OBLIGATIONS WITH RESPECT TO LISTED
                         ALNYLAM THIRD PARTY AGREEMENTS

                                [To be provided.]

                                    EXHIBIT A

                         PDP DECISION MILESTONE CRITERIA

The PDP Decision Milestone shall be reached upon completion of all of the following, or such amended list of activities and outcomes as the Parties may mutually agree:

            [**]
            [**]
            [**]
            [**]
            [**]
            [**]
            [**]
            [**]
            [**]
            [**]
            [**]
            [**]
            [**]
            [**]
            [**]
            [**]
            [**]
            [**]
            [**]
            [**]
            [**]
            [**]
            [**]
            [**]
            [**]
            [**]
            [**]
            [**]
            [**]
            [**]
            [**]
            [**]

Understanding that the [**] of the PDP Milestone cannot be determined as of the Effective Date of this Agreement, the parties will set these criteria in mutually agreed detail[**].

                                    EXHIBIT B

             FORM OF INITIAL TECHNOLOGY DEVELOPMENT PROGRAM WORKPLAN

This Workplan describes the initial 12 months of the Technology Development Term and sets forth activities intended to meet the PDP Milestone as described in Exhibit A. It is understood that a detailed Workplan will be approved on an annual basis by the Joint Research and Development Committee ("JRDC") and, to the extent required by Sections 2.3(a) or 2.4 of the Agreement, by the Parties. The Workplan will be reviewed by the JRDC on a quarterly basis and the actual activities adjusted in response to the progress made and the data collected. Each party shall commit the resources necessary to complete the Workplan activities, and as deemed appropriate by the JRDC, each party shall assist the other through provision of the relevant know-how, reagents, instruments, etc.

OVERALL GOALS

The goal of the collaboration is [**].

SPECIFIC GOALS AND TIMING FOR THE FIRST 12 MONTHS

Overall goal:

Demonstrate [**].

Sub-goals:

1.    [**].

      a. [**].
      b. [**].
      c. [**].

2.    [**].

3.    [**].

4.    [**].

5.    If goals 1 through 4 have been met, Alnylam and Medtronic will [**].

      [**].

6.    Alnylam and Medtronic will [**].

7.    [**].

TEAM MEMBERS:

      [**]
      [**]
      [**]
      [**]
      [**]
      [**]
      [**]
      [**]

EXCHANGE OF KNOW-HOW, SAMPLES, AND REAGENTS:

At various times [**], there will be an exchange of knowledge and samples between the parties as needed to successfully execute the Workplan. Such possible exchanges may include:

      [**]
      [**]
      [**]
      [**]
      [**]
      [**]
      [**]
      [**]

Such exchanges will be made as soon as is practicable by mutual agreement. The following table summarizes the obligations of each Party under this Workplan:

ACTIVITY   ALNYLAM  MEDTRONIC
---------  -------  ---------
  [**]      [**]      [**]
  [**]      [**]      [**]
  [**]      [**]
  [**]                [**]
  [**]      [**]      [**]
  [**]      [**]      [**]
  [**]      [**]      [**]
  [**]      [**]      [**]
  [**]                [**]

*Testing may be done through qualified CROs and/or academic labs.

                                   EXHIBIT C

                     MATERIAL TERMS OF INVESTMENT AGREEMENT

      Securities:           Common Stock

      Amount of Investment: Up to $21.0 million in cash.

                            Alnylam, in its sole discretion, shall determine the aggregate purchase price for the shares that shall constitute the "First Equity Investment", which shall be between $1.0 million and $8.0 million.

                            The amount of each of the "Second Equity Investment" and "Third Equity Investment" shall be one-half of the amount by which $21.0 million exceeds the amount of the First Equity Investment.

                            Notwithstanding the foregoing, in no event shall the number of shares to be issued exceed the number of shares that (i) may be issued by Alnylam without stockholder approval under applicable Nasdaq rules, or (ii) would cause Medtronic to own shares having more than 19.9% of the voting power of all issued and outstanding shares of Alnylam.

      Purchase Price:       The purchase price per share for the First Equity
                            Investment shall equal the average of the last reported sale prices per share of the Common Stock on the Nasdaq National Market over the twenty consecutive trading days ending on the trading day that is two trading days prior to the date of achieving the PDP Decision Milestone.

                            The purchase price per share for each of the Second Equity Investment and the Third Equity Investment shall equal the product of (i) 1.2 and (ii) the average of the last reported sale prices per share of the Common Stock on the Nasdaq National Market over the twenty consecutive trading days ending on the trading day that is two trading days prior to the occurrence of the applicable milestone specified in Section 4.2 triggering such investment.

      Registration Rights:  Medtronic shall have customary "demand" registration rights with respect to Medtronic's resale of Alnylam shares issued to Medtronic pursuant to the Investment Agreement; provided that Medtronic shall not have the right to demand more than three registrations.

                                    EXHIBIT D

                              INITIAL PRESS RELEASE

                                [To be provided.]

                                    EXHIBIT E

                              PERMITTED DISCLOSURES

                                       E-1


                                [To be provided.]